As filed with the Securities and Exchange Commission on August 3, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MIDWAY GAMES INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2906244 (I.R.S. Employer Identification No.)
2704 West Roscoe Street, Chicago, Illinois 60618 (773) 961-2222
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Deborah K. Fulton, Esq.
Senior Vice President, Secretary and General Counsel
Midway Games Inc.
2704 West Roscoe Street, Chicago, Illinois 60618 (773) 961-2222
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
John T. Perugini, Esq.
Jones Day
77 West Wacker Drive
Chicago, Illinois 60601
(312) 782-3939
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum
	Amount to	Aggregate	Amount of
Title of Each Class of Securities to be Registered	be Registered	Offering Price	Registration Fee

7.125% Convertible Senior Notes due 2026	$75,000,000	$75,000,000	$0(1)

Common stock, par value $0.01(2)(3)	12,599,602	n/a	n/a

(1)	The registration fee has been reduced by $8,025.00, which amount is being offset, under Rule 457(p), against fees previously paid with the Registrant’s registration statement on Form S-3, initially filed on September 21, 2001 (File No. 333-69768) in respect of 1,857,312 of the shares registered in that offering, which were never sold or issued in that offering and were subsequently deregistered, the Registrant’s registration statement on Form S-8, initially filed on August 26, 2002 (File No. 333-98745) in respect of 242,103 of the shares registered in that offering, which were never sold or issued in that offering and were subsequently deregistered, the Registrant’s registration statement on Form S-8, initially filed on May 3, 2004 (File No. 333-115098) in respect of 2,097,411 of the shares registered in that offering, which were never sold or issued in that offering and were subsequently deregistered, the Registrant’s registration statement on Form S-3, initially filed on October 31, 2003 (File No. 333-110147) in respect of 3,383,088 of the shares registered in that offering, which were never sold or issued in that offering and were subsequently deregistered, and the Registrant’s registration statement on Form S-3, initially filed on June 10, 2004 (File No. 333-116334) in respect of 1,466,754 of the shares registered in that offering, which were never sold or issued in that offering and were subsequently deregistered.
(2)	Also being registered are 12,599,602 shares of common stock issuable upon conversion of the notes based on a conversion rate of 167.9947 shares per $1,000 principal amount of notes and an indeterminate number of additional shares of common stock issuable upon conversion of notes, pursuant to Rule 416 under the Securities Act of 1933, that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Pursuant to Rule 457(i) under the Securities Act of 1933, no additional registration fee is required in connection with the registration of the common stock issuable upon conversion of the notes.
(3)	Also relates to stock purchase rights that are attached to all shares of common stock of the Registrant in accordance with the Third Amended and Restated Rights Agreement between the Registrant and The Bank of New York, dated October 14, 2003. These rights are not exercisable until the occurrence of events specified in the Rights Agreement, are evidenced by the certificates for the common stock and are transferred along with and only with the common stock. The value attributable to these rights, if any, is reflected in the value of the common stock, and, accordingly, no separate fee is paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2006
PROSPECTUS
$75,000,000
7.125% Convertible Senior Notes due 2026
and the Common Stock Issuable upon Conversion of the Notes

     Midway Games Inc. sold $75,000,000 aggregate principal amount of its 7.125% Convertible Senior Notes due 2026 in a private transaction on May 30, 2006. Selling securityholders may use this prospectus to resell from time to time their notes and the shares of common stock issuable upon conversion of the notes, including the rights attached to the common stock.
The Notes
     The notes are our unsecured senior obligations and rank equally in right of payment with all of our other existing and future obligations that are unsecured and unsubordinated. The notes are effectively subordinated to all our existing and future secured debt and to the liabilities of our subsidiaries.
     The notes bear interest at a rate of 7.125% per annum. We will pay interest on the notes on May 31 and November 30 of each year, beginning November 30, 2006. The notes will mature on May 31, 2026.
     As a result of an increase in the conversion rate effective June 26, 2006, each $1,000 principal amount of the notes is convertible at the holder’s option into 113.6364 shares of our common stock, par value $0.01 per share, subject to further adjustment as described in this prospectus. This conversion rate is equivalent to a conversion price of approximately $8.80 per share of common stock. The conversion rate of the notes may be further increased if:

•	prior to May 31, 2010, we issue additional shares of our common stock or convertible securities or rights or warrants to purchase our common stock or convertible securities, in each case at a price below the then-effective conversion price, subject to exceptions as described in this prospectus;

•	on any date prior to May 31, 2008, (1) the arithmetic average of the daily volume-weighted average price of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on such date is below $6.00 (as may be adjusted) and (2) 110% of the closing sale price on such date is less than or equal to $6.60 (as may be adjusted);

•	on May 31, 2008 or May 31, 2009, 110% of the arithmetic average of the daily volume-weighted average price of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on such date is below the conversion price in effect at that time (the conversion rate will not be adjusted if 110% of the daily average price of the common stock for such 20 trading days is equal to or greater than the conversion price in effect at that time);

•	our controlling shareholder or his related parties acquire more than 90% of the aggregate fair market value of our outstanding capital stock as described in this prospectus; or

•	specified fundamental changes relating to our company, as described in this prospectus, occur before June 6, 2013 and a holder of notes surrenders its notes for conversion.
     If the fundamental change involves an acquisition by us of a public acquiror, we may, however, elect to change our conversion obligation in lieu of increasing the conversion rate, so that the notes will be convertible into shares of the acquiring company’s common stock. For further details about these adjustments, see pages 34 to 42 under “Description of the Notes — Conversion Rights.”
     We may not redeem the notes prior to June 6, 2013. We may redeem some or all of the notes for cash on or after June 6, 2013 at 100% of their principal amount plus accrued and unpaid interest and additional interest, if any.
     Holders may require us to repurchase all or a portion of their notes on each of May 31, 2010, May 31, 2016 and May 31, 2021 at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest and additional interest. In addition, holders may require us to repurchase all or a portion of their notes upon a fundamental change as defined in this prospectus at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest and additional interest.
     The notes are not listed on any securities exchange.
The Common Stock
     Shares of our common stock are traded on the New York Stock Exchange under the symbol “MWY.” The closing price of our common stock on July 31, 2006 was $9.40 per share.

Investing in the notes and the common stock issuable upon conversion involves risks. See “Risk Factors” beginning on page 11.

     Neither the Securities and Exchange Commission, referred to in this prospectus as the “Commission,” nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                   , 2006

     You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus is not an offer to sell nor is it seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated information, as applicable. Neither the delivery of this prospectus nor any sales of the common stock shall, under any circumstances, create any implication that there has been no change in the affairs of Midway Games Inc. after the date of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of our company and this offering, we encourage you to read this entire prospectus and the documents incorporated by reference herein, including our unaudited interim consolidated financial statements and our audited annual consolidated financial statements incorporated by reference in this prospectus. You should also carefully consider the matters discussed under “Risk Factors.” Unless otherwise stated or the context otherwise requires, “Midway,” “we,” “our,” “us” and the “Company” refer to Midway Games Inc., a Delaware corporation, together with its consolidated subsidiaries.

Effective December 31, 2001, we changed our fiscal year end from June 30 to December 31. In this prospectus, references to fiscal 2001 are to the 12-month period ended June 30, 2001, and references to fiscal 2002, fiscal 2003, fiscal 2004 and fiscal 2005 are to the 12-month periods ended December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005, respectively. In connection with the change in our fiscal year end, we prepared consolidated financial statements as of and for the six-month transitional period ended December 31, 2001 and, for comparative purposes, consolidated financial statements as of and for the six months ended December 31, 2000.
Company Overview

We develop and publish interactive entertainment software for the global video game market. We and our predecessors have been in the business of creating video games for more than 20 years and have published over 400 titles in that time. Prior to 2001, we focused primarily on developing coin-operated entertainment devices and developing home console and handheld versions of our successful coin-operated products. In 2001, management made a strategic decision to exit the coin-operated segment and focus exclusively on the rapidly growing home console and handheld video game software market. Our games are available for play on the major current-generation home video game consoles and handheld game platforms, including Microsoft’s Xbox, Nintendo’s GameCube and Game Boy Advance and Sony’s PlayStation 2 and PlayStation Portable. In addition, we are currently investing resources to create games for next-generation home consoles. We also produce games for personal computers, referred to in this prospectus as PCs, although we have just recently increased our focus on this segment, and games for this market comprise only a small part of our business at this time. We focus our product development efforts on the creation of a diverse portfolio of titles across many of the most popular video game genres such as action, adventure, driving, fighting, horror, role-playing, shooting, sports and strategy.

Historically, our product development strategy has relied upon the creation of original game concepts as the core of our product portfolio. Our internal product development group has continued to demonstrate an ability to identify unique game concepts within popular genres that appeal to the core gamer demographic. We have sought to further distinguish these original game concepts through innovative game play technologies and visually appealing graphics. We have generally favored internally developed products due to the favorable profit margin contribution and the ability to leverage these products into sequels and derivative products. Our Mortal Kombat franchise is the best example of this strategy. This franchise has sold in excess of 20 million units across seven major home console releases, and has been successfully leveraged into other forms of media such as film and television. Since 2002, we have released the following titles that have exceeded one million units in sales:

•	Blitz: The League (2005);

•	Mortal Kombat: Deception (2004);

•	NBA Ballers (2004);

•	Midway Arcade Treasures (2003); and

•	Mortal Kombat: Deadly Alliance (2002).

      In an effort to further diversify our portfolio, we have increased our licensing of popular entertainment intellectual properties, such as plots, artwork, names, characters and titles, from leading entertainment companies. We seek to license those intellectual properties that appeal to a mass-market audience and have the highest likelihood of commercial success. In 2005 and the first half of 2006, we announced the following licensing agreements for television and movie intellectual properties:

•	Warner Bros. Interactive Entertainment/ Cartoon Network — The animated television series: Ed, Edd n’ Eddy, The Grim Adventures of Billy & Mandy and certain ADULT SWIM programs;

•	Warner Bros. Interactive Entertainment/The Ant Bully — An animated film executive produced by Tom Hanks and featuring the talents of Nicolas Cage, Paul Giamatti, Julia Roberts, Meryl Streep and others;

•	Warner Bros. Interactive Entertainment/Happy Feet — An animated film co-written and directed by George Miller and expected to feature the talents of Brittany Murphy, Robin Williams, Elijah Wood and others;

•	TNA Entertainment/ Total NonStop Action Wrestlingtm — A professional wrestling alternative that airs weekly television programs and monthly pay-per-view specials; and

•	Turbine, Inc./The Lord of the Rings Onlinetm: Shadows of Angmartm (in North America) — The world’s first and only massively multiplayer online role-playing game based upon the literary works of J.R.R. Tolkien.
      We seek to attract and retain the highest quality development talent to support our product development efforts. A critical component of our business strategy is to continue to bolster our internal product development resources. We believe robust internal product development resources will be a critical advantage for video game publishers in coming years. As of June 30, 2006, we maintained 9 internal product development teams staffed with approximately 640 developers to support our creative efforts. We have entered into game development agreements with leading third-party development groups, such as Artificial Mind and Movement Inc. and High Voltage Software, Inc., to leverage their expertise in a specific genre or take advantage of a proven intellectual property created by that team. We are not, however, dependent upon one or several third-party developers. Since January 2004, we have added four internal product development studios in an effort to enhance our internal product development capabilities and enable us to grow our product portfolio and release more high quality games in future years. We have increased our total internal product development headcount from 330 employees at December 31, 2003 to approximately 640 employees at June 30, 2006.
Industry Overview
      The interactive entertainment industry is comprised of hardware manufacturers, independent publishers and third-party developers. The hardware manufacturers focus primarily on the development and manufacture of hardware platforms for game play, including home game consoles that connect to a television set and self-contained handheld platforms. The hardware manufacturers also develop and publish video game software for their respective platforms in an effort to further distinguish their hardware products in the marketplace. The independent publishers are in the business of developing, publishing and, in some cases, distributing video game software. Titles published by these groups can be developed either internally or through relationships with third-party developers. Third-party developers are principally focused on game development and contract with independent publishers or hardware manufacturers for the publishing and distribution of their games.

Our Business Strategy
      Our corporate objectives are to improve our market share, achieve consistent profitability and establish a leadership position within the global interactive entertainment industry. We believe our ability to achieve these objectives depends on our execution of the following strategies:

•	Leverage Core Competencies and Established Franchises — Our product strategy focuses on the development of video games in genres in which we have a demonstrated competency and for which consumers have a passion, including video games targeted at mature audiences, sports games that emphasize “over-the-top” and lifestyle elements and games based on our established franchises.

•	Develop Multi-Genre Action Games — To capitalize further on the evolution of the video game market into a mass-market entertainment medium, we have increased our investment in the development of video games that provide consumers with more realism and the ability to fully interact with the virtual world created by the games. We have devoted significant resources to the development of multi-genre action games, referred to in this prospectus as MAGs. These games offer consumers increased playability and multiple experiences within a single video game, such as driving, fighting and shooting. MAGs have become increasingly popular in the current console cycle, and we expect this trend to continue with the introduction of more advanced hardware.

•	Expand into the Children’s and PC Markets — We intend to increase the number of products that we develop for the children’s market. In recent years, games for children have not been a significant part of our business. We intend to pursue more third-party licenses that appeal to children and make games based on these licenses. We believe that there will be strong demand for children’s video games, particularly games for older video game consoles and the handheld platforms, as the industry progresses through the current home console transition period.

We anticipate generating increased revenues from games played on PCs in the future, including through Rise and Fall: Civilizations at War, released in June 2006, as well as our publishing agreements for The Lord of the Rings Onlinetm: Shadows of Angmartm in North America and the next installment of Unreal Tournament, both scheduled for release in 2007. We believe that the PC business has historically been less cyclical than the home console business and that marketing games to the PC market will help to stabilize our revenues during the current home console transition period.

•	Gain Market Share in the Next Console Cycle — We intend to compete for market share in the next console cycle by (1) concept and focus testing our video games throughout the development process to ensure that they appeal to the mass-market, (2) including in our video games culturally engaging items such as popular music and entertainment stars’ voices and likenesses, and the use of well-known directors, (3) focusing our product development and marketing resources on the creation of a smaller number of higher quality games and the promotion of pre-launch awareness of those titles and (4) forming strategic alliances with other media companies to leverage marketing resources and demographic reach.

•	Invest in Internal Product Development — We continue to invest in our internal product development capabilities to further improve our design and production efficiency and build creative resources. We believe that our increased emphasis on internal product development will help us to further capitalize on our existing franchises, design new, successful titles in the future and mitigate risks we face in the next console cycle.

•	Expand International Presence — We believe that we can expand our presence in international markets. We believe that directly marketing our products in foreign markets will produce higher sales and lower costs than if we relied solely on the use of third-party distributors. In addition, to further expand our presence outside of North America, we are developing titles that we believe will have a strong global appeal.

Our Corporate Information
      Midway is a Delaware corporation formed in July 1988. Our principal executive office is located at 2704 West Roscoe Street, Chicago, Illinois 60618, and our telephone number at that location is (773) 961-2222. We maintain an internet website featuring our products and upcoming product releases, located at www.midway.com. The content of our website is not incorporated by reference in this prospectus, and you should not consider it to be part of this prospectus.

The Notes

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Midway Games Inc.

Notes	$75,000,000 aggregate principal amount of 7.125% convertible senior notes due 2026.

Maturity	The notes will mature on May 31, 2026, unless earlier redeemed, repurchased or converted.

Interest Payment Dates	The notes bear interest at 7.125% per annum, payable semi-annually in arrears on May 31 and November 30 of each year, beginning on November 30, 2006, to holders of record at the close of business on the preceding May 15 and November 15, respectively. Interest will accrue on the notes from and including May 30, 2006 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date, redemption date, repurchase date or maturity date, as the case may be.

Ranking	The notes are our unsecured senior obligations and rank equally with all of our existing and future unsecured senior indebtedness. The notes are effectively subordinated to all of our existing and future secured indebtedness and all liabilities of our subsidiaries. As of June 30, 2006, we had approximately $8.6 million of outstanding secured indebtedness, and our subsidiaries had total liabilities, excluding intercompany liabilities, of $39.0 million. All of this indebtedness effectively ranks senior to the notes. See “Description of the Notes — Ranking.” As of June 30, 2006, we had $75 million of other outstanding senior unsecured indebtedness. All of this indebtedness effectively ranks equally with the notes.

Additional Debt	We are not permitted to incur additional debt, subject to certain exceptions described under “Description of the Notes — Limitation on the Incurrence of Additional Indebtedness.”

Conversion Rights	Holders may, subject to prior maturity, redemption or repurchase, convert their notes into shares of our common stock. The initial conversion rate, which was subject to adjustment, was 92.0810 shares of our common stock per $1,000 principal amount of notes. This represented an initial conversion price of approximately $10.86 per share. Effective June 26, 2006, we increased the conversion rate for the notes to 113.6364 shares of our common stock per $1,000 principal amount of notes, representing a conversion price of $8.80 per share, subject to further adjustment as described below. At any time prior to May 31, 2010, if Midway issues (1) any shares of its common stock, (2) any securities exchangeable or convertible into its common stock, or (3) any rights or warrants to purchase or subscribe for its common stock or securities exchangeable or convertible into its common stock, in each case at a price below the then-effective conversion price, the conversion price will be reduced to a new conversion price calculated as described in “Description of the Notes — Adjustments to the Conversion Rate.”

In addition, if on any date prior to May 31, 2008, (1) the arithmetic average of the daily volume-weighted average price (“VWAP”) of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on such date is below $8.00 (as may be adjusted) and (2) 110% of the closing sale price on such date is less than or equal to $8.80 (as may be adjusted), the conversion rate shall be increased as of such date such that the conversion price would be $8.80 (as may be adjusted). Because the VWAP of our common stock was below $8.00 during a 20 trading day period ending on June 26, 2006 and 110% of the closing sale price of our common stock on that date was less than $8.80, the conversion price for the notes was adjusted to $8.80 per share. Also, if on any date prior to May 31, 2008, (1) the VWAP of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on such date is below $6.00 (as may be adjusted) and (2) 110% of the closing sale price such date is less than or equal to $6.60 (as may be adjusted), the conversion rate shall be increased as of such date such that the conversion price would be $6.60 (as may be adjusted). Furthermore, if on May 31, 2008 or May 31, 2009, 110% of the VWAP of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on such date is below the conversion price in effect at that time, the conversion rate shall be increased as of such date such that the conversion price would be 110% of such VWAP. The conversion rate will not be adjusted on May 31, 2008 or May 31, 2009 if 110% of the VWAP of the common stock for such 20 trading days within such period of 30 consecutive trading days ending on such date is equal to or greater than the conversion price in effect at that time. In no event will the conversion rate be increased so that the conversion price would be less than $6.60 (as may be adjusted).

A holder that surrenders notes for conversion in connection with certain fundamental changes, as described in this prospectus, that occur before June 6, 2013 may, in certain circumstances, be entitled to an increase in the conversion rate. However, in lieu of increasing the conversion rate applicable to those notes, we may, in certain circumstances, elect to change our conversion obligation so that the notes will be convertible into shares of an acquiring company’s common stock. See “Description of the Notes — Conversion Rights — Adjustment to the Conversion Rate upon the Occurrence of Certain Fundamental Changes.”

In addition, if, as of the last trading day of any calendar quarter, Sumner M. Redstone or any of his related parties is the beneficial owner of 90% or more of the aggregate fair market value of all of our outstanding capital stock, then we will increase the conversion rate applicable to all notes by 7.2495 shares per $1,000 principal amount of notes. The amount of such increase will be subject to adjustment as described under “Description of the Notes — Conversion Rights — Adjustments to the Conversion

Rate.” The calculations that we will perform to determine whether the foregoing condition has been satisfied and an increase in the conversion rate is required are described in detail under “Description of the Notes — Conversion Rights — Adjustment to the Conversion Rate upon 90% Beneficial Ownership by Mr. Redstone or his Related Parties.”

Redemption of Notes at our Option	On or after June 6, 2013, we may from time to time, at our option, redeem the notes, in whole or in part, at a redemption price payable in cash equal to 100% of the principal amount of the notes redeemed, plus any accrued and unpaid interest and additional interest to, but excluding, the redemption date. See “Description of the Notes — Redemption of Notes at our Option.”

Repurchase of Notes By Us at the Option of the Holder	On each of May 31, 2010, May 31, 2016 and May 31, 2021, holders may generally require us to repurchase all or a portion of their notes at a price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. See “Description of the Notes — Repurchase of Notes by us at the Option of the Holder.”

Right of Holder to Require Us to Repurchase Notes if a Fundamental Change Occurs	If a fundamental change, as described in this prospectus, occurs, holders may require us to repurchase all or a portion of their notes at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest and additional interest to, but excluding, the fundamental change repurchase date.

See “Description of the Notes — Holders May Require us to Repurchase their Notes upon a Fundamental Change.”

Events of Default	If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus any premium and accrued and unpaid interest, including additional interest, if any, may become immediately due and payable. These amounts automatically become immediately due and payable upon certain events of default. See “Description of the Notes — Events of Default.”

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or shares of common stock underlying the notes. See “Use of Proceeds.”

DTC Eligibility	The notes were issued in book-entry-only form and are represented by one or more global securities, without interest coupons, deposited with, or on behalf of The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in the notes are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their notes for certificated securities. See

“Description of the Notes — Form, Denomination and Registration of Notes.”

Listing and Trading	The notes issued in the initial private offering are eligible for trading on The PORTAL Market. However, notes sold using this prospectus will no longer be eligible for trading on The PORTAL Market. Our common stock is listed on the New York Stock Exchange, referred to in this prospectus as the “NYSE,” under the symbol “MWY.”

Material US Federal Income Tax Consequences	For a discussion of material US federal income tax consequences relating to the purchase, ownership and disposition of the notes and shares of common stock into which the notes are convertible, see “Material US Federal Income Tax Consequences.”
      For a description of our common stock, see “Description of Capital Stock — Description of Common Stock.”

Investing in the notes and the underlying shares of common stock involves risks. You should refer to “Risk Factors” for a discussion of certain risks you should consider before purchasing the notes.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
      The following table sets forth our summary historical consolidated financial data as of and for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 and the six months ended June 30, 2005 and June 30, 2006. The data as of and for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 was derived from our audited annual consolidated financial statements. The data as of and for the six months ended June 30, 2005 and June 30, 2006 was derived from our unaudited interim consolidated financial statements and include, in the opinion of management, all normal and recurring adjustments necessary to present fairly the data for such periods. Detailed historical financial information is included in the audited consolidated balance sheets as of December 31, 2004 and December 31, 2005 and the related consolidated statements of operations, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2005 and the unaudited consolidated balance sheet as of June 30, 2006 and the related consolidated statements of operations and consolidated statements of cash flows for the six months ended June 30, 2005 and June 30, 2006 included or incorporated by reference in this prospectus. You should read the following summary historical consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in the Quarterly Report on Form 10-Q for the six months ended June 30, 2006 and our historical consolidated financial statements, including the related notes, in each case, incorporated by reference in this prospectus. See “Where You Can Find More Information.”

				Six Months Ended
	Year Ended December 31,			June 30,

	2003	2004	2005	2005	2006

				(unaudited)
	(in thousands, except per share data)
Consolidated statement of operations data:
Net revenues	$92,524	$161,595	$150,078	$50,741	$41,318
Cost of sales
Product costs and distribution	47,206	62,742	56,212	18,970	17,859
Royalties and product development	66,099	41,275	75,852	24,695	24,124
Total cost of sales	113,305	104,017	132,064	43,665	41,983
Gross profit (loss)	(20,781)	57,578	18,014	7,076	(665)
Research and development expense	22,809	25,621	39,693	19,410	21,377
Selling and marketing expense	35,044	41,159	57,189	23,059	19,390
Administrative expense	27,688	15,949	18,864	8,649	10,792
Restructuring and other charges	9,653	(106)	—	—	(161)
Operating loss	(115,975)	(25,045)	(108,516)	(44,042)	(52,063)
Interest income	751	1,267	2,449	1,118	2,138
Interest expense	(70)	(1,248)	(3,119)	(724)	(3,883)
Other (expense) income, net	1,331	6,395	(2,040)	(1,439)	976
Loss before income taxes	(113,963)	(18,631)	(111,226)	(45,087)	(52,832)
Provision for income taxes	1,264	1,314	1,261	656	774
Net loss	$(115,227)	$(19,945)	$(112,487)	$(45,743)	$(53,606)
Basic and diluted loss per share of common stock	(2.43)	(0.34)	(1.30)	(0.53)	(0.59)

As of
June 30, 2006

(unaudited)
(in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$128,463
Total assets	267,617
Total liabilities	192,694
Stockholders’ equity	74,923

RISK FACTORS
      An investment in the notes, and the common stock issuable upon conversion of the notes, involves significant risks. You should carefully consider the risk factors described below, together with all the other information contained elsewhere in or incorporated by reference in this prospectus, before you decide to invest in the notes or the underlying common stock. The occurrence of any of the following risks could significantly harm our business, results of operations or financial condition. In that case, you may lose all or part of your investment in the notes or the underlying common stock.
Risks Relating to our Business
We have experienced operating and net losses in recent years, and we may incur future losses.
      We last reported an annual operating profit in fiscal 1999. For each of the last three years and the first six months of fiscal 2006, we reported the following operating losses:

•	$52.1 million for the six months ended June 30, 2006;

•	$108.5 million for fiscal 2005;

•	$25.0 million for fiscal 2004; and

•	$116.0 million for fiscal 2003.
      We believe that our operating and net losses have been attributable primarily to:

•	releasing titles that failed to gain popularity and generate expected sales;

•	increasing costs of developing new games for existing and next-generation platforms;

•	a tendency for retailers to stock only video games for which consumer demand is expected to be strongest; and

•	weakness in the home video game industry during home console transition periods.
      We may not become profitable again despite our efforts.
If our new products fail to gain market acceptance, we may not have sufficient revenues to pay our expenses and develop a continuous stream of new games.
      Our success depends on generating revenues from new products. The market for video game products is subject to frequent introduction of new products and continually changing consumer preferences that are difficult to predict. As a result, video game products typically have short market lives spanning only three to 12 months. Our new products may not achieve and sustain market acceptance sufficient to generate revenues to cover our costs and allow us to become profitable. Our typical cost to develop a new game for the current generation of platforms has ranged from $4 million to $16 million. In addition, we estimate that the cost will range between $10 million and $25 million to develop next-generation platform games. If our new products, and in particular, our frontline titles, fail to gain market acceptance, we may not have sufficient revenues to develop a continuous stream of new games, which we believe is essential to covering costs and achieving future profitability. In 2005, we released nine frontline titles, which accounted for a substantial portion of our revenues for that year.
Product development schedules are long and frequently unpredictable, and we may experience delays in introducing new products, which may adversely affect our revenues.
      The development cycle for our products is long, typically ranging from 12 to 36 months. We expect the development cycle for video games for the next-generation platforms to range from 24 to 36 months. In addition, the creative process inherent in video game development makes the length of the development cycle difficult to predict, especially in connection with products for a new hardware platform involving new technologies, learning and development tools. As a result, we have from time to time in the past experienced, and may in the future experience, delays in product introductions. If an unanticipated delay affects the release of a video game, we may not achieve anticipated revenues for that game, for example, if the game is delayed until after an important selling season or after market interest in the subject matter of the game has begun to decline. A delay in introducing a new video game could also require us to spend more development resources to complete the game, which would increase our costs and lower our margins, and could affect the development schedule for future products.
Our market is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our new resources among, emerging technologies, our revenues would be negatively affected.
      Technology changes rapidly in the interactive entertainment industry. We must continually anticipate and adapt our products to emerging technologies. When we choose to incorporate a new technology into a product or to develop a product for a new platform, operating system or media format, we often are required to make a substantial investment one to two years prior to the introduction of the product. If we invest in the development of video games incorporating a new technology or for a new platform that does not achieve significant commercial success, our revenues from those products likely will be lower than we anticipated and may not cover our development costs. If, on the other hand, we elect not to pursue the development of products incorporating a new technology or for new platforms that achieve significant commercial success, our revenues may also be adversely affected, and it may take significant time and resources to shift product development resources to that technology or platform. Any such failure to adapt to, and appropriately allocate resources among, emerging technologies could harm our competitive position, reduce our market share and significantly increase the time we take to bring popular products to market.
If consumers defer purchasing our products or the prices for our products decrease as a result of the current home console transition period, our revenues and margins would be adversely affected.
      Most of our revenues are generated from the sale of video game software for home consoles. Microsoft launched the first next-generation home console platform, Xbox 360, in November 2005 in the United States and December 2005 in Europe. Nintendo and Sony are expected to release next-generation home console platforms later in 2006. Consumers may defer purchasing video games for use on existing consoles, and video game prices may decrease in anticipation of the introduction of new consoles incorporating new technologies. This combination of reduced game sales and lower prices contributed to our net losses in 2001 and 2002, when each of Microsoft, Nintendo and Sony announced new hardware platforms. We expect a similar market situation to occur over the next nine to 12 months. If we are unable to introduce games that are less susceptible to these market conditions, our revenues and margins may be adversely affected.
Our operating results may fluctuate from quarter to quarter, making our results difficult to predict.
      We have experienced and expect to continue to experience significant quarterly fluctuations in net revenues and other operating results due to a variety of factors, including:

•	variations in the level and duration of market acceptance of our products;

•	delays and timing of product development and introductions;

•	fluctuations in our mix of products with varying profit margins;

•	dependence on a relatively limited number of products in any quarter to produce revenues;

•	introduction and market penetration of game platforms;

•	the amount of royalties payable by us for the content contained in our video games;

•	development and promotional expenses relating to the introduction of our products;

•	peak demand during the year-end retail holiday selling season, which typically results in higher revenues in our fourth quarter;

•	changes in our pricing practices and those of our competitors;

•	the accuracy of the forecasts of consumer demand made by retailers and by us; and

•	the timing of orders from major customers, order cancellations and delays in shipment.
      These factors combine to make it difficult to predict our results of operations for any particular quarter. We base our purchasing levels and marketing expenses, in part, on our expectations of future sales. As a result, operating results in any particular quarter may be adversely affected by a decline in net revenues or a failure to meet our sales expectations in that quarter.
Restrictive debt covenants in our credit facility and the indenture for the notes limit our operating flexibility, and all amounts outstanding under our credit facility, including our term loan, and the notes may become immediately payable if we default under the facility or the indenture.
      Our credit facility with Wells Fargo Foothill, Inc. and the indenture for the notes limit our ability to finance operations, service debt or engage in other business activities that may be in our interest. Specifically, our credit facility or indenture restricts our ability to, among other things:

•	make payments, including dividends or other distributions, on our capital stock, except in shares of common stock;

•	incur additional indebtedness;

•	sell, lease, license or dispose of any of our assets;

•	make loans or investments;

•	acquire companies or businesses;

•	cause or permit a change of control;

•	repurchase or redeem any shares of our capital stock;

•	issue or sell securities of our subsidiaries; and

•	make capital expenditures.
      Our credit facility also requires us to maintain minimum levels of cash and borrowing availability under the revolving line of credit and to deliver periodic financial reports and projections satisfactory to the lender.
      Our failure to comply with the obligations under our credit facility may result in an event of default under our credit facility, which, if not cured or waived, may permit acceleration of the indebtedness under the credit facility, the notes and our 6.0% senior convertible notes due 2025, referred to in this prospectus as the “Series 2025 Notes.” Our failure to comply with our obligations under the indenture for the notes or the indenture for the Series 2025 Notes may also result in an event of default under our credit facility that could result in acceleration of the indebtedness under our credit facility. We cannot be certain that we will have sufficient funds available to pay any accelerated indebtedness or that we will have the ability to refinance accelerated indebtedness on terms favorable to us or at all.
If in the future we need to seek additional capital due to continuing operating losses or otherwise, we may incur additional expenses in the form of periodic interest or other debt service payments, or our stockholders may suffer dilution in their percentage ownership of common stock.
      If we continue to generate operating losses, our working capital and cash resources may not be adequate to allow us to implement our business strategies. As a result, we may need to seek capital in the future, including through the issuance of debt or equity securities, or through other financings. If we borrow additional funds, we likely will be obligated to make additional periodic dividend, interest or other debt service payments and may be subject to additional restrictive covenants. If we seek financing through the sale of equity securities, our stockholders would suffer dilution in their percentage ownership of common stock.

Additionally, we are not certain that we would be able to raise additional capital in the future on terms acceptable to us or at all.
Our market is highly competitive. If we are unable to compete effectively, our business, results of operations and financial condition would be adversely affected.
      The interactive entertainment industry is highly competitive. It is characterized by the continuous introduction of new titles and the development of new technologies. Our competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than ours.
      The principal factors of competition in our industry are:

•	the ability to select and develop popular titles;

•	the ability to identify and obtain rights to commercially marketable intellectual properties; and

•	the ability to adapt products for use with new technologies.
      Successful competition in our market is also based on price, access to retail shelf space, product quality, product enhancements, brand recognition, marketing support and access to distribution channels.
      We compete with Microsoft, Nintendo and Sony, who publish software for their respective systems. We also compete with numerous companies licensed by the platform manufacturers to develop or publish software products for use with their respective systems. These competitors include Activision, Atari, Capcom, Electronic Arts, Konami, Namco, SCi Entertainment, Sega, Take-Two Interactive Software, THQ, Ubisoft Entertainment and Vivendi Universal Games, among others. We face additional competition from the entry of new companies into our market, including large diversified entertainment companies.
      Our competitors with greater resources are able to spend more time and money on concept and focus testing, game development, product testing and marketing. We believe that we have comparable access to distribution channels in North America, however, in Europe and Asia the distribution networks are segmented, the barriers to entry are high and some of our competitors have better access to these markets. There is also intense competition for shelf space among video game developers and publishers, many of whom have greater brand name recognition, significantly more titles and greater leverage with retailers and distributors than we do. In addition, regardless of our competitors’ financial resources or size, our success depends on our ability to successfully execute our competitive strategies.
      The number of new video game releases for PCs in a given year is much higher than the number of new video game releases for home consoles and handheld platforms. The barriers to entry in the PC market are lower because there are no publishing agreements with or royalties to be paid to the hardware manufacturers.
      We believe that large diversified entertainment, cable and telecommunications companies, in addition to large software companies, are increasing their focus on the interactive entertainment software market, which will likely result in consolidation and greater competition.
      We also compete with providers of alternative forms of entertainment, such as providers of non-interactive entertainment, including movies, television and music, and sporting goods providers. If the relative popularity of video games were to decline, our revenues, results of operations and financial condition likely would be harmed.
      If we are unable to compete successfully, we could lose sales, market share, opportunities to license marketable intellectual property and access to next-generation platform technology. We also could experience difficulty hiring and retaining qualified software developers and other employees. Any of these consequences could significantly harm our business, results of operations and financial condition.

If product returns and price adjustments exceed our allowances, we will incur additional charges, which would have an adverse effect on our results of operations.
      We often provide markdowns or other credits on varying terms to retailers and distributors holding slow-moving inventory of our video games. We also often grant discounts to, and sometimes accept product returns from, these customers. At the time of product shipment, we establish allowances for the anticipated effect of our price protection, return and discount practices. We establish allowances for a particular game based on a number of factors, including our estimates of the rate of retail sales and the potential for future returns and markdowns based on historical return rates and retailer inventories of our products. If product returns, markdowns and credits exceed our allowances, our business, results of operations and financial condition would be adversely affected.
If game platform manufacturers refuse to license their platforms to us or do not manufacture our games on a timely basis or at all, our revenues would be adversely affected.
      We sell our products for use on proprietary game platforms manufactured by other companies, including Microsoft, Nintendo and Sony. These companies can significantly affect our business because:

•	we may only publish our games for play on their game platforms if we receive a platform license from them, which is renewable at their discretion;

•	prices for platform licenses may be economically prohibitive;

•	we must obtain their prior review and approval to publish games on their platforms;

•	if the popularity of a game platform declines or, if the manufacturer stops manufacturing a platform, does not meet the demand for a platform or delays the introduction of a platform in a region important to us, the games that we have published and that we are developing for that platform would likely produce lower sales than we anticipate;

•	these manufacturers control the manufacture of, or approval to manufacture, and manufacturing costs of our game discs and cartridges; and

•	these manufacturers have the exclusive right to (1) protect the intellectual property rights to their respective hardware platforms and technology and (2) discourage others from producing unauthorized software for their platforms that compete with our games.
      In addition, the interactive entertainment software products that we develop for platforms offered by Microsoft, Nintendo or Sony generally are manufactured exclusively by that platform manufacturer or its approved replicator. These manufacturers generally have approval and other rights that provide them with substantial influence over our costs and the release schedule of our products. Each of these manufacturers is also a publisher of games for its own hardware platform. A manufacturer may give priority to its own products or those of our competitors, especially if their products compete with our products. Any unanticipated delays in the release of our products or increase in our development, manufacturing, marketing or distribution costs as a result of actions by these manufacturers could significantly harm our business, results of operations and financial condition.
Approximately half of our total net revenues are attributable to our five largest customers.
      Two software retailers, GameStop and Electronics Boutique (EB Games) merged in October 2005 to form our largest customer for 2005. Wal-Mart was our second largest customer in 2005 and our largest customer in 2004. In 2004, GameStop was our second largest customer while Electronics Boutique was our fourth largest customer. The merged GameStop/ Electronics Boutique entity accounted for 18.5% of our total net revenues for 2005. Wal-Mart accounted for 13.8% of our total net revenues for 2005 and 16.0% of our total net revenues for 2004. GameStop and Electronics Boutique accounted for 10.5% and 8.8% of our total net revenues in 2004, respectively. In 2005, 49.3% of our total net revenues were derived from our five largest customers and 62.3% were attributable to our ten largest customers. In 2004, 50.9% of our total net revenues were derived from our five largest customers and 72.2% were attributable to our ten largest customers.
      We have no agreements with any of our customers that guarantee future purchases. As a result, any of our customers may reduce or terminate purchases from us at any time. A substantial reduction or termination of purchases by one or more of our largest customers could substantially reduce our revenues.
A business failure by any of our major customers could have an adverse effect on our revenues and our ability to collect receivables.
      We typically make sales on credit, with terms that vary depending upon the customer and other factors. Normally we do not hold any collateral to secure payment by our customers. Additionally, we do not factor any of our receivables. While we attempt to monitor carefully the creditworthiness of our customers, we bear the risk of their inability to pay us as well as any delay in payment. Any financial difficulties or business failure experienced by one of our major customers could have a material adverse effect on both our ability to collect receivables and results of operations.
Rating systems for interactive entertainment software, potential legislation and vendor or consumer opposition could inhibit sales of our products.
      Trade organizations within the video game industry have established rules regarding rating systems and the labeling of video game products to indicate to consumers the amount and nature of violence, mature language, sexually explicit material and other content that some consumers might find objectionable. Some countries have also established rating systems as prerequisites for sales of interactive entertainment software in those countries. In some instances, we may be required to modify our products to comply with the requirements of these rating systems, which could delay the release of those products in those countries. We label our North American products with these ratings: “E” (age 6 and older), “El0+” (age 10 and older), “T” (age 13 and older) and “M” (age 17 and older). Many of our new titles are designed for an “M,” or mature, rating, and one of our key strategies is to focus on games with mature content.
      The development of “M” rated games for consumers age 17 and older is one of our historic strengths. The majority of video game players on current consoles are over 18 years of age and approximately 16% of all video games sold are “M” rated titles. Proposals have been made for legislation to prohibit the sale of some “M” rated video games to under-17 audiences and consumer groups have participated in public demonstrations and media campaigns to restrict sales. In addition, retailers may decline to sell interactive entertainment software containing mature content, which may limit the potential market for our “M” rated products and harm our business and results of operations. If any groups (including foreign, national and local political and regulatory bodies) were to target our “M” rated titles, we might be required to significantly change, delay or discontinue a particular title, which in the case of our best selling titles, could seriously harm our business. Although we expect mature games to continue to be one of the fastest growing segments in the industry, it could seriously harm our business if the mature games segment declines significantly or if our ability to sell mature rated games to the 17 and older audience is restricted.
Lawsuits alleging damages as a result of our video games may require significant expenditures, divert the attention of management and generate negative publicity, and thereby have an adverse effect on our results of operations.
      From time to time we have been the target of lawsuits seeking damages for injuries, including wrongful death, allegedly suffered by third parties as a result of our video games. Any lawsuit may require significant expenditures, divert the attention of our management and generate negative publicity about us or our products, which could negatively influence the buying decisions of consumers resulting in lost sales, boycotts or other similar efforts by retailers or end users. Any of these consequences could significantly harm our business, results of operations and financial condition.

We are dependent on third parties to manufacture our products, and any increase in the amounts we have to pay to have our products manufactured or any delay or interruption in production would negatively affect both our ability to make timely product introductions and our results of operations.
      Our products are manufactured by third parties who set the manufacturing prices for our products. Therefore, we depend on these manufacturers, including platform manufacturers, to fill our orders on a timely basis and to manufacture our products at an acceptable cost. Increases in our manufacturing costs could adversely affect our margins and therefore our results of operations. In addition, if we experience manufacturing delays or interruptions, we may not achieve anticipated revenues.
We have limited control over the personnel, scheduling and use of resources by third parties that develop certain of our game titles, and our revenues may be adversely affected by delays caused by these developers.
      Approximately half of our games currently under development are being developed by third parties. The number of titles developed for us by third parties varies from quarter to quarter. We have less control over a game developed by a third party because we cannot control the developer’s personnel, schedule or resources. In addition, any of our third-party developers could experience a business failure, be acquired by one of our competitors or experience some other disruption. Any of these factors could cause a game not to meet our quality standards or expectations, or not to be completed on time or at all. If this happens with a game under development, we could lose anticipated revenues from the game or our entire investment in the game.
If we are not able to maintain or acquire licenses for intellectual property necessary to the success of some of our games, or if that intellectual property does not achieve market acceptance, our revenues would be adversely affected.
      Some of our games are based on intellectual properties owned by third parties, such as the National Basketball Association or television and film production studios. Our future success may depend on our ability to maintain existing licenses and to acquire additional licenses for popular intellectual properties. There is intense competition for these licenses, and competitors may obtain exclusive licenses to market games using these or other desirable brands. We may not be successful in maintaining or acquiring intellectual property rights with significant commercial value on terms acceptable to us or at all, which could adversely affect our ability to produce games that achieve market acceptance. Because some of our competitors are significantly larger than we are, have a higher degree of brand recognition and have developed more popular games, they may be more successful than we are in licensing the most desirable content.
      Our intellectual property licenses generally require that we submit new products developed under licenses to the licensor for approval prior to release. This approval is generally discretionary. Rejection or delay in approval of a product by a licensor could prevent us from selling the product. In addition, our failure to meet their standards could harm our ability to obtain future licenses.
      The owners of intellectual property licensed by us generally reserve the right to protect the intellectual property against infringement. If any of these owners fails to protect its own, or infringes someone else’s, intellectual property, it could weaken the value of our license and expose us to damages.
We may experience increased costs to continue to attract and retain senior management and highly qualified software developers.
      Our success depends to a significant extent upon the performance of senior management and on our ability to continue to attract, motivate and retain highly qualified software developers. We believe that as a result of consolidation in our industry, there are now fewer highly skilled independent developers available to us. Competition for these developers is intense, and we may not be successful in attracting and retaining them on terms acceptable to us or at all. An increase in the costs necessary to attract and retain skilled developers and any delays resulting from the inability to attract necessary developers or departures may adversely affect our revenues, margins and results of operations. The loss of a member of our senior management personnel could also have a negative effect on our business, results of operations and financial condition.
If our products contain errors, our reputation, results of operations and financial condition may be adversely affected.
      As video games incorporate new technologies, adapt to new hardware platforms and become more complex, the risk of undetected errors in products when first introduced increases. If, despite our testing procedures, errors are found in new products after shipments have been made, we could experience a loss of revenues, delay in timely market acceptance of our products and damage to our reputation, any of which would negatively affect our business, results of operations and financial condition.
If we are unsuccessful in protecting our intellectual property, our revenues may be adversely affected.
      The intellectual property embodied in our video games, especially our games for play on PCs, is susceptible to infringement, particularly through unauthorized copying of the games, or piracy. The increasing availability of high bandwidth internet service has made, and will likely continue to make, piracy of video games more common. Infringement of our intellectual property may adversely affect our revenues through lost sales or licensing fees, particularly where consumers obtain pirated video game copies rather than copies sold by us, or damage to our reputation where consumers are wrongly led by infringers to believe that low-quality infringing material originated from us. Preventing and curbing infringement through enforcement of our intellectual property rights may be difficult, costly and time consuming, and thereby ultimately not cost-effective, especially where the infringement takes place in foreign countries where the laws are less favorable to rights holders or not sufficiently developed to afford the level of protection we desire.
If we infringe the intellectual property of others, our costs may rise and our results of operations may be adversely affected.
      Although we take precautions to avoid infringing the intellectual property of others, it is possible that we or our third-party developers have done so or may do so in the future. The increasing number and complexity of elements in our products that results from the advances in the capabilities of video game platforms increases the probability that infringement may occur. Claims of infringement, regardless of merit, could be time consuming, costly and difficult to defend. Moreover, as a result of disputes over intellectual property, we may be required to discontinue the distribution of our products, obtain a license or redesign our products, any of which could result in substantial costs and material delays and materially adversely affect our results of operations.
We face risks associated with doing business in foreign countries, including our ability to generate international demand for our products.
      We conduct a portion of our development and publishing activities in foreign countries, and we derive an increasing proportion of our net revenues from outside the United States. International development, sales and operations are subject to a number of risks, including:

•	our ability to obtain or enforce our rights to the intellectual property developed by developers outside the United States;

•	the time and costs associated with translating and localizing products for foreign markets;

•	foreign currency fluctuations;

•	unexpected changes in regulatory requirements, including import and export control regulations; and

•	difficulties and costs of staffing and managing foreign operations, or licensing to foreign entities.
      Any of these risks could adversely affect our costs, results of operations and financial condition.

We may face limitations on our ability to find suitable acquisition opportunities or to integrate any additional acquired businesses.
      Since January 2004, we have added four product development studios in order to improve and increase our internal product development capabilities. We intend to pursue additional acquisitions of companies, properties and other assets that can be purchased or licensed on acceptable terms and that we believe will benefit our business. Some of these transactions could be material in size and scope. Although we continue to search for additional acquisition opportunities, we may not be successful in identifying suitable acquisition targets available at an acceptable price. As the interactive entertainment software industry continues to consolidate, we face significant competition in seeking and consummating acquisition opportunities. We may not be able to consummate potential acquisitions or an acquisition may not enhance our business or may decrease rather than increase our earnings. In the future, we may issue additional shares of our common stock in connection with one or more acquisitions, which may dilute our existing stockholders. Future acquisitions could also divert substantial management time and result in short-term reductions in earnings or special transaction or other charges. We may also be required to take significant charges related to acquisitions, including from in-process research and development, reductions-in-force, facility reductions or other issues, which could harm our results of operations. In addition, we cannot guarantee that we will be able to successfully integrate the businesses that we may acquire into our existing business. Our stockholders may not have the opportunity to review, vote on or evaluate future acquisitions.
Through their control of over 85% of our outstanding common stock, Sumner M. Redstone and his related parties decide the outcome of votes of our stockholders and are able to control our business strategies and policies.
      Based on a report on Form 4 dated as of July 7, 2006, Sumner M. Redstone owns directly and indirectly through National Amusements, Inc. and Sumco, Inc., for each of which he is the controlling stockholder, a total of 80,339,266 shares, which represents approximately 88%, of our outstanding common stock as of July 31, 2006. Mr. Redstone is chairman of the board of directors and chief executive officer of National Amusements, Inc. National Amusements, Inc. is the parent company of Viacom. Mr. Redstone also is the chairman of the board of directors of Viacom. Mr. Redstone may acquire additional shares of our common stock at any time. Mr. Redstone’s spouse owns 17,500 shares of our common stock, for which Mr. Redstone disclaims beneficial ownership.
      Through his ownership of our common stock, Mr. Redstone controls the outcome of all corporate actions that require the approval of our stockholders, including the election of our directors, adoption of employee compensation plans and transactions involving a change of control. Mr. Redstone’s daughter, Shari E. Redstone, is the vice-chairperson of our board of directors and the non-executive vice-chairman of the board of directors of both Viacom and CBS Corporation, an affiliate of Viacom. Ms. Redstone also serves on the board of directors of National Amusements, Inc., where she is also the president, and is president of Sumco, Inc. As president of each of National Amusements, Inc. and Sumco, Inc., Ms. Redstone has sole authority with respect to their investments in our company, including sole voting and investment power with respect to shares of our common stock. See “— Decisions by Mr. Redstone and his related parties with respect to their ownership or trading of our common stock could have an adverse effect on the market value of our common stock and the notes.” Another member of our board of directors, Joseph A. Califano, Jr., serves on the board of directors of CBS Corporation. Mr. Califano served on the Viacom board of directors from 2003 until the split of Viacom and CBS Corporation in 2005. Also, Robert J. Steele, another member of our board of directors, is the Vice President — Strategy and Corporate Development of National Amusements, Inc. In addition, Mr. Redstone recommended the nomination of each member of our board of directors. Through his selection of and influence on members of our board of directors, Mr. Redstone has the ability to control our business strategies and policies.

Decisions by Mr. Redstone and his related parties with respect to their ownership or trading of our common stock could have an adverse effect on the market value of our common stock and the notes.
      Mr. Redstone and his related parties may or may not purchase additional shares of our common stock. If Mr. Redstone or his related parties purchase additional shares of our common stock, it could adversely affect the liquidity of our common stock, which could negatively affect our common stock price and the value of the notes. In addition, the increase in the conversion rate provided for in the notes in the event beneficial ownership of Mr. Redstone and his related parties equals or exceeds 90% of the aggregate fair market value of our outstanding capital stock, calculated as described under “Description of the Notes — Conversion Rights — Adjustment to the Conversion Rate upon 90% Beneficial Ownership by Mr. Redstone or his Related Parties,” may not adequately compensate you for any loss in the value of the notes due to the limited liquidity of our common stock. Alternatively, Mr. Redstone or his related parties may sell some or all of their shares of our common stock at any time on the open market or otherwise. The sale by Mr. Redstone or his related parties of any of their shares of our common stock would likely have an adverse effect on the market price of our common stock. Mr. Redstone’s or his related parties’ failure to purchase additional shares of our common stock in the open market could have an adverse effect on the market price of our common stock. Mr. Redstone or his related parties could also sell their controlling interest to a third party who may not agree with our business strategies and policies.
      On December 28, 2005, Mr. Redstone disclosed that he had transferred 32,784,673, or about 41%, of his shares of our common stock to Sumco, Inc., a corporation of which Mr. Redstone indirectly owns a controlling interest. In connection with that transfer, Mr. Redstone and Sumco, Inc. entered into an agreement pursuant to which Shari E. Redstone, as president of each of National Amusements, Inc. and Sumco, Inc., would have sole voting and investment power over shares of our common stock held by National Amusements, Inc. and Sumco, Inc., as well as sole authority with respect to all decisions relating to business and possible strategic decisions in which we are involved and may involve National Amusements, Inc. or Sumco, Inc., in each case subject to the authority of their respective boards of directors. Under the agreement, provided that Mr. Redstone is not buying or selling shares of our common stock, Ms. Redstone must consult with him on all material issues involving our company.
      In addition, in June 2004, Mr. Redstone reported that he engaged a financial advisor to provide services in connection with the evaluation of a possible “going private” or other transaction. Mr. Redstone has also reported that Midway could be considered as a potential Viacom acquisition candidate. In 2004, Viacom established an Ad Hoc Committee on Electronic Games to consider any proposed transactions or business arrangements between Viacom and Midway. According to Viacom’s proxy statement for its 2006 annual meeting filed with the Commission, it dissolved the Ad Hoc Committee in connection with the separation of Viacom and CBS Corporation on December 31, 2005. Neither Mr. Redstone nor Viacom has made any proposals to Midway regarding any proposed material corporate transactions or business arrangements. In addition, our board of directors has established a special independent committee, comprised of three independent directors who are disinterested with respect to matters relating to Mr. Redstone and his affiliates, to consider any proposed transactions with Mr. Redstone or any of his affiliates. If Mr. Redstone or his related parties consummates a “going private” transaction, it would constitute a fundamental change under the notes, triggering an increase in the conversion rate. In addition, if Mr. Redstone or his related parties sells or otherwise transfers their shares to a third party in a transaction that would constitute a change in control under the Indenture, it would also constitute a fundamental change under the notes and the Series 2025 Notes. See “Description of the Notes — Conversion Rights — Adjustment to the Conversion Rate upon the Occurrence of Certain Fundamental Changes” and “— Holders may Require us to Repurchase their Notes upon a Fundamental Change.”
Effects of anti-takeover provisions could inhibit a change in control of Midway and could adversely affect the market price of our common stock.
      Our board of directors or management could use several charter or statutory provisions and agreements as anti-takeover devices to discourage, delay or prevent a change in control of Midway.

      The use of these provisions and agreements could adversely affect the market price of our common stock:
Blank Check Preferred Stock
      Our certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock with designations, rights and preferences that may be determined from time to time by our board of directors. Accordingly, our board of directors has broad power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of our common stock. We currently have no shares of preferred stock outstanding and, other than upon the exercise of rights issued pursuant to our stockholder rights plan, we have no current plans, agreements or commitments to issue any shares of preferred stock.
Rights Plan
      Under our third amended and restated rights agreement with The Bank of New York, referred to in this prospectus as the “rights agreement,” each share of our common stock has an accompanying right to purchase, if, subject to certain exemptions, a person acquires beneficial ownership of 15% or more of our common stock without the prior approval of our board of directors, convertible preferred stock that permits each holder, other than the acquiror, to purchase a number of shares of common stock at half the market price. The effect of our rights plan is to discourage a hostile takeover by diluting the acquiror’s percentage interest in our common stock. Our board of directors has the authority to redeem the rights at $0.01 per right, subject to limited conditions. The rights expire on December 31, 2006. The rights agreement specifically exempts from the operation of the rights agreement any person who was a beneficial owner of 15% or more of the outstanding shares of our common stock on April 6, 1998, when WMS Industries Inc., referred to in this prospectus as “WMS,” distributed all of its remaining shares of Midway common stock to its stockholders. Mr. Redstone owned over 15% of our common stock on April 6, 1998 and is therefore exempt from the operation of the rights plan.
Other Charter Provisions
      Our certificate of incorporation and bylaws provide that:

•	directors may be removed only for cause by a majority of the votes cast at a meeting of the stockholders by holders of shares of our common stock entitled to vote;

•	any vacancy on our board of directors may be filled only by a vote of a majority of the remaining directors then in office;

•	stockholders may not act by written consent;

•	only the Chairman or our board of directors by a majority vote may call special meetings of stockholders, and the only business permitted to be conducted at such special meetings is business brought before the meeting by or at the direction of our board of directors;

•	stockholders must follow an advance notice procedure for the submission of director nominations and other business to be considered at an annual meeting of stockholders;

•	either a majority vote of our board of directors or an affirmative vote of holders of at least 80% of our outstanding common stock entitled to vote is needed in order to adopt, amend or repeal our bylaws; and

•	either a majority vote of our board of directors or an affirmative vote of holders of at least 80% of our outstanding common stock entitled to vote is needed in order to amend or repeal the above provisions.

Section 203 of the Delaware General Corporation Law
      We are subject to Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with anyone who owns at least 15% of its common stock. This prohibition lasts for a period of three years after that person has acquired the 15% ownership. The corporation may, however, engage in a business combination if it is approved by its board of directors before the person acquires the 15% ownership or later by its board of directors and two-thirds of the stockholders of the public corporation.
Risks Relating to the Notes
The notes are unsecured and are subordinated to all of our existing and future secured indebtedness.
      The notes are unsecured and effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. We have a $30.0 million credit facility, under which we had borrowings of $8.6 million as of June 30, 2006. The credit facility is secured by a first priority security interest in substantially all of our assets. In addition, as of June 30, 2006, we had $1.6 million in outstanding capital lease obligations. In addition, under specified circumstances under the indenture for the notes, we may incur additional indebtedness. See “Description of the Notes — Limitation on the Incurrence of Additional Indebtedness.” In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, our assets that serve as collateral under the credit facility would be made available to satisfy the obligations under the credit facility before any payments are made on the notes. As a result, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See “Description of the Notes — Ranking.”
The notes are effectively subordinated to all liabilities of our subsidiaries.
      None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Accordingly, our right to receive assets from any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and the right of holders of the notes to participate in those assets, is effectively subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. In particular, Midway’s credit facility prohibits certain of our subsidiaries from paying us dividends or otherwise distributing funds to us to pay principal on the notes during the term of the facility, which expires on March 3, 2009. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes. At June 30, 2006, our subsidiaries had total liabilities, excluding intercompany liabilities, of $39.0 million. The notes are effectively subordinated to these liabilities.
Volatility of the market price of our common stock may depress the trading price of the notes and result in losses for investors.
      The market price of our common stock has experienced, and may continue to experience, substantial volatility. For the 12 months ended July 31, 2006, the closing sale price of our common stock on the NYSE has ranged from a low of $5.88 per share to a high of $23.39 per share. Because the notes are convertible into shares of our common stock, volatility in the price of our common stock may depress the trading price of the notes. The risk of volatility and depressed prices of our common stock also applies to holders who receive shares of common stock upon conversion of their notes.

      We expect our common stock to continue to be subject to fluctuations. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, among other things:

•	quarterly fluctuations in our financial and operating results;

•	announcements of new products or technological advances by us or our competitors;

•	current events affecting the political, economic and social situation in the United States;

•	conditions in our industry and the markets in which we operate, such as competition, demand for products, technological advances and governmental regulations;

•	general conditions in equity markets, particularly in our industry;

•	adverse or unfavorable publicity regarding us or our products;

•	litigation involving or affecting us;

•	changes in financial estimates and recommendations by securities analysts;

•	acquisitions and financings by us or our competitors;

•	the gain or loss of a significant customer;

•	the operating and stock price performance of other companies that investors may consider to be comparable; and

•	purchases or sales of blocks of our securities.
      In addition, the stock market in recent years has experienced significant price and trading volume fluctuations, and the market prices of the securities of technology and software companies have been especially volatile, often unrelated or disproportionate to the operating performance of the particular company. These broad market fluctuations may adversely affect the price of the notes or of our common stock, regardless of our operating performance. Also, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock or because holders of notes wish to hedge their position. Fluctuations or decreases in the market price of our common stock may also trigger an adjustment to the conversion price applicable to the notes. The conversion rate of the notes may be further increased (A) if on any date prior to May 31, 2008, (1) the VWAP of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on such date is below $6.00 (as may be adjusted) and (2) 110% of the closing sale price on such date is less than or equal to $6.60 (as may be adjusted) and (B) in certain circumstances, on May 31, 2008 or May 31, 2009, as described under “Description of the Notes — Conversion Rights — Adjustment to the Conversion Rate on or Prior to May 31, 2009.” Such an adjustment would increase the number of shares of our common issuable upon conversion of the notes, which would be dilutive to the interests of our existing stockholders and may adversely affect the market price of our common stock.
      In addition, sales of substantial amounts of our common stock in the public market, or the perception that those sales may occur, could cause the market price of the notes or of our common stock to decline. Based on filings with the Commission, as of July 31, 2006, Sumner M. Redstone beneficially owned approximately 88% of the outstanding shares of our common stock. A decision by Mr. Redstone or his related parties to sell a substantial amount of our common stock could cause the trading price of our common stock to decline substantially, which likely would decrease the trading price of the notes. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

The increase in the conversion rate applicable to the notes that holders convert in connection with certain fundamental changes may not adequately compensate such holders for the lost option time value of such notes as a result of that fundamental change.
      If certain fundamental changes occur before June 6, 2013, we will under certain circumstances increase the conversion rate applicable to certain holders. This increased conversion rate would apply to holders that surrender their notes for conversion at any time on or before the 30th business day after the date we announce the fundamental change has occurred. The amount of the increase in the conversion rate depends on the date when the fundamental change becomes effective and the applicable price described in this prospectus. See “Description of the Notes — Conversion Rights — Adjustment to the Conversion Rate upon the Occurrence of Certain Fundamental Changes.”
      Although the increase in the conversion rate is designed to compensate holders for the lost option time value of their notes as a result of the fundamental change, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if:

•	the fundamental change occurs on or after June 6, 2013;

•	you have surrendered your note for conversion after we have announced a fundamental change, but the fundamental change is ultimately not consummated;

•	the applicable price is greater than $25.00 per share of our common stock or less than $9.87 per share of our common stock (in each case, subject to adjustment); or

•	we elect, in the case of a “public acquirer fundamental change,” to change the conversion right in lieu of increasing the conversion rate.
      Furthermore, a holder may not receive the additional shares payable as a result of the increase in the conversion rate until the fifth business day after the effective date of the fundamental change, or even later, which could be a significant period of time after the date the holder has surrendered its notes for conversion.
We may not have the funds necessary to repurchase the notes on the repurchase dates or upon a fundamental change.
      On each of May 31, 2010, May 31, 2016 and May 31, 2021, holders may require us to repurchase, for cash, all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest and additional interest, if any, to, but excluding, that date. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. We may not have sufficient funds for any required repurchase of the notes. Midway’s credit facility prohibits certain of our subsidiaries from paying us dividends or otherwise distributing funds to us to pay principal on the notes during the term of the credit facility, which expires on March 3, 2009. If a repurchase event occurs, we may be required to seek additional financing to repurchase the notes, but we cannot assure you that we would be able to obtain that financing on favorable terms or at all. In addition, the terms of any borrowing agreements that we may enter into from time to time may further limit our ability to repurchase the notes. If we fail to repurchase the notes when required, we will be in default under the indenture for the notes. A default under the indenture or a fundamental change, in and of itself, could lead to a default under our credit facility and other existing or future agreements governing our indebtedness. If, due to a default, the repayment of the related indebtedness were to be accelerated, we may not have sufficient funds to repay the indebtedness or repurchase the notes. See “Description of the Notes — Repurchase of Notes by us at the Option of the Holder” and “— Holders May Require us to Repurchase their Notes upon a Fundamental Change.”
Increased leverage may harm our results of operations and financial condition.
      Our total consolidated debt and capital lease obligations as of June 30, 2006 were approximately $161.3 million, including the portion of our credit facility and capital lease obligations that we have characterized as short-term, and represents approximately 68.3% of our total capitalization as of that date.

This percentage also includes the $1.0 million letters of credit outstanding at June 30, 2006. Our consolidated debt and capital lease obligations above include the notes and the Series 2025 Notes at their stated amount of $150 million and are not reduced for the $9,095,000 discount recorded on the notes. The indenture for the Series 2025 Notes does not restrict our ability to incur additional indebtedness, and under specified circumstances under the indenture for the notes, we may incur additional indebtedness.
      Our level of indebtedness could have important consequences to you, because:

•	it could affect our ability to satisfy our debt and capital lease obligations, including the notes;

•	a substantial portion of our cash flows from operations will be dedicated to interest and principal payments on our debt and capital lease obligations, thereby reducing our ability to fund operations, working capital, capital expenditures, expansion, acquisitions, or general corporate or other purposes;

•	it may impair our ability to obtain additional financing in the future;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry;

•	it may place us at a competitive disadvantage compared to competitors that have less indebtedness; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.
      Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to our success in obtaining necessary approvals and commercializing our product candidates, general economic conditions, and financial, business and other factors affecting our operations, many of which are beyond our control. We cannot give assurances that our business will generate sufficient cash flow from operations to enable us to pay our indebtedness, including the notes, or to fund our other needs. If we are not able to generate sufficient cash flow from operations in the future to service our indebtedness, we may be required, among other things, to:

•	seek additional financing in the debt or equity markets;

•	refinance or restructure all or a portion of our indebtedness, including the notes;

•	sell assets; and/or

•	reduce or delay planned expenditures on research and development and/or commercialization activities.
      Any such financing, refinancing or sale of assets might not be available on economically favorable terms or at all. In addition, we cannot assure you that any of the above actions would provide sufficient funds to enable us to service our debt.
We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.
      The indenture for the notes does not:

•	establish a sinking fund for the notes;

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we continue to incur operating losses;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

      Furthermore, the indenture for the notes contains only limited protections in the event of a highly leveraged transaction or change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “fundamental change” that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant benefit in evaluating whether to invest in the notes.
Specified reclassifications, business combinations and asset sales will result in a change in the conversion rights under the notes and could reduce the market value of the notes.
      Except as provided in the indenture, if we reclassify or change our common stock (other than a change only in par value or a change as a result of a subdivision or combination of our common stock) or are party to a consolidation, merger or binding share exchange, or if we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets, then, at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of shares of stock and other securities and property (including cash) which a holder of such note would have received, if any, if the holder had converted the note immediately before the transaction. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right and, accordingly, reduce the market value of the notes. For example, if a third-party acquires us in a cash merger, each note would be convertible into cash and would no longer be convertible into securities whose value could increase depending on our future financial performance, prospects and other factors.
If an active and liquid trading market for the notes does not develop, the market price of the notes may decline and you may be unable to sell your notes.
      There is no established trading market for the notes. Although the notes issued in the private placement are eligible for trading on The PORTAL Market, the notes sold using this prospectus will no longer be eligible for trading on The PORTAL Market. We do not intend to list the notes on any national securities exchange. Although the initial purchaser advised us that it intends to make a market in the notes, it may discontinue any market making in the notes at any time in its sole discretion and without notice. In addition, market making activity will be subject to the limits imposed by law. Accordingly, we do not know if an active trading market will develop for the notes. Even if a trading market for the notes develops, the market may not be liquid or the notes could trade at prices lower than the initial offering price. If an active trading market does not develop, you may be unable to resell your notes or may only be able to sell them at a substantial discount. Future trading prices of the notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities and general economic conditions.
Shares available for future issuance, conversion and exercise could have an adverse effect on the earnings per share and the market price of our common stock and the notes.
      Any future issuance of equity securities, including the issuance of shares upon conversion of the notes or upon exercise of stock options or warrants, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes.
      As of July 31, 2006, we had outstanding options to purchase an aggregate of 4.7 million shares of common stock, and an additional 1.8 million shares were reserved for future issuance under our stock option and incentive plans. Our stock options are generally exercisable for a period of nine years, beginning one year after the date of grant. Stock options are exercised, and the underlying common stock is generally sold, at a time when the exercise price of the options is below the market price of the common stock. Therefore, the exercise of these options generally has a dilutive effect on our common stock outstanding at the time of sale that could decrease our earnings per share. Exercises may have an adverse effect on the market price of our common stock. Even the potential for the exercise of a large number of options with an exercise price significantly below the market price may depress the future market price of our common stock and the notes.

      The notes and the Series 2025 Notes are convertible at any time into shares of our common stock, at the holder’s option, at the then-applicable conversion price for those notes. Conversion of the notes or the Series 2025 Notes generally will have a dilutive effect on our common stock outstanding at the time of conversion that could decrease our earnings per share and also may have an adverse effect on the market price of our common stock and the notes.
      In addition, our board of directors has broad discretion with respect to the issuance of 79.6 million authorized but unissued shares of common stock, 1.1 million treasury shares and 4,995,250 authorized but unissued shares of preferred stock, subject to applicable NYSE rules and agreements with our lenders. Our board of directors may decide to issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity and to compensate our employees and executives.
      The issuance or expected issuance of a large number of shares of our common stock upon conversion or exercise of the securities described above or the issuance of new securities could reduce significantly the earnings per share of our common stock and could have an adverse effect on the market price of our common stock and the notes.
Provisions in the indenture for the notes, our charter documents and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.
      If a “change in control” (as defined in the indenture) occurs, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In the event of certain “fundamental changes” (as defined in the indenture), we also may be required to increase the conversion rate applicable to notes surrendered for conversion upon the fundamental change. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions, including the provisions of our charter documents and Delaware laws, could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you. See also “— Risks Relating to our Business — Effects of anti-takeover provisions could inhibit a change in control of Midway, and could adversely affect the market price of our common stock and the notes.”
You may have to pay US taxes if we adjust the conversion rate in certain circumstances, even if you do not receive any cash.
      We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events. See “Description of the Notes — Conversion Rights.” If we adjust the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for US federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. See “Material US Federal Income Tax Consequences — Tax Consequences to US Holders — Conversion of the Notes,” “Material US Federal Income Tax Consequence — Tax Consequence to US Holders — Constructive Distributions” and “Material US Federal Income Tax Consequences — Tax Consequences to Non-US Holders — Constructive Dividends.”

FORWARD-LOOKING STATEMENTS
      This prospectus and the documents it incorporates by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which describe our plans, strategies and goals, our beliefs concerning future business conditions and our outlook based on currently available information. These statements may be found throughout this prospectus and the documents it incorporates by reference. Where possible, we have identified these forward-looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “eventually,” “anticipate,” “plan,” “strategy,” “believe,” “estimate,” “seek,” “intend” and similar expressions. Our actual results could differ materially from those described in the forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to:

•	the performance of the interactive entertainment industry;

•	dependence on new product introductions and the ability to maintain the scheduling of such introductions;

•	the current console platform transition and other technological changes;

•	dependence on major platform manufacturers;

•	volatility of the market price of our common stock;

•	decisions by Sumner Redstone with respect to his ownership or trading of our common stock; and

•	the other factors discussed more fully under the caption “Risk Factors” and elsewhere in this prospectus and the documents it incorporates by reference.
      Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
MARKET, RANKING AND OTHER DATA
      The data contained or incorporated by reference in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on our estimates formulated from our management’s knowledge and experience in the markets in which we operate and information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus or the document incorporated by reference, as applicable. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar data contained or incorporated by reference in this prospectus, and estimates and beliefs based on that data, may not be reliable. Neither we nor the selling securityholders can guarantee the accuracy or completeness of such information contained or incorporated by reference in this prospectus.
USE OF PROCEEDS
      All sales of the notes or common stock issuable upon conversion of the notes will be by or for the account of the selling securityholders listed in this prospectus or any prospectus supplement. We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes.

CAPITALIZATION
      The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2006, which reflects the proceeds from our sale of the notes in the initial private placement and the application of the net proceeds to our general corporate funds. This table should be read in conjunction with our unaudited interim consolidated financial statements and audited annual consolidated financial statements and related notes and other financial information included elsewhere or incorporated by reference in this prospectus.

As of June 30, 2006

(dollars in thousands,
except per share data)
(unaudited)
Cash and cash equivalents	$128,463
Total debt:
Credit facility:
Revolving facility	$—
Term loan facility	8,611
Letters of credit	1,031
Capital lease obligations	1,635
Convertible senior notes, series due 2025	75,000
Convertible senior notes, series due 2026 (excluding $9,095 unamortized debt discount)	75,000

Total debt	$161,277
Stockholders’ equity:
Preferred stock, $0.01 par value, 4,995,250 shares authorized and undesignated	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 92,438,203 shares issued	924
Additional paid-in capital	441,487
Accumulated deficit	(356,705)
Accumulated translation adjustment	(1,016)
Treasury stock, at cost, 1,114,000 shares	(9,767)

Total stockholders’ equity	$74,923

Total capitalization	$236,200

      For a description of our credit facility, see “Description of Other Indebtedness — Credit Facility.” For a description of our common stock, see “Description of Capital Stock — Description of Common Stock.”

DEFICIENCY OF EARNINGS TO COMBINED FIXED CHARGES
AND REDEEMABLE PREFERRED STOCK DIVIDENDS
      For each of the fiscal year ended June 30, 2001, the six months ended December 31, 2000 and 2001, the fiscal years ended December 31, 2002, 2003, 2004 and 2005 and the six months ended June 30, 2005 and 2006, our earnings were insufficient to cover the combined fixed charges and redeemable preferred stock dividends. The dollar amounts of such deficiencies are set forth in the following table:

		Six Months
	Year	Ended						Six Months
	Ended	December 30,		Year Ended December 31,				Ended June 30,
	June 30,
	2001	2000	2001	2002	2003	2004	2005	2005	2006

Deficiency of earnings to combined fixed charges and redeemable preferred stock dividends	$77,112	$20,739	$10,405	$68,141	$116,670	$23,430	$111,514	$45,216	$52,832

      For purposes of calculating the deficiency of earnings to combined fixed charges and redeemable preferred stock dividends, earnings consist of income (loss) before income taxes plus fixed charges and fixed charges consist of interest expense, amortization of debt expenses and estimated interest portion of rentals.
PRICE RANGE OF COMMON STOCK
      Our common stock is traded publicly on the NYSE under the symbol “MWY.” The following table shows the high and low closing sale prices of our common stock for the periods indicated as reported on the NYSE:

Calendar Period	High	Low

2004
First Quarter	$7.38	$3.65
Second Quarter	12.85	7.25
Third Quarter	12.53	9.45
Fourth Quarter	11.63	9.23
2005
First Quarter	$10.66	$8.69
Second Quarter	11.11	8.19
Third Quarter	16.51	11.19
Fourth Quarter	23.39	15.09
2006
First Quarter	$18.17	$9.22
Second Quarter	10.45	5.88
Third Quarter (through July 31, 2006)	10.65	8.53
      On July 31, 2006, there were approximately 1,000 holders of record of our common stock. On July 31, 2006, the last sale price reported on the NYSE for our common stock was $9.40 per share.
DIVIDEND POLICY
      No cash dividends with respect to our common stock have been declared in or paid during fiscal 2006 or were declared or paid during fiscal 2005 or fiscal 2004. Under our agreements with our lender under the credit facility and with our preferred stockholders, we are prohibited from paying cash dividends on our common stock. We plan to retain any earnings to fund the operation of our business.

DESCRIPTION OF THE NOTES
      The notes were issued under an indenture dated as of May 30, 2006, between us and Wells Fargo Bank, N.A., as trustee. The following summary of the terms of the notes and the indenture does not purport to be complete and is subject to the detailed provisions of the notes, the indenture and the registration rights agreement. We will provide copies of the indenture and the registration rights agreement to you upon request, and they are also available for inspection at the office of the trustee. Those documents, and not this description, define the legal rights of the holders of the notes.
      For purposes of this section only, unless we specify otherwise, the terms “we,” “us” and “our” refer only to Midway Games Inc. and not to any of its current or future subsidiaries. Unless the context requires otherwise, the term “interest” includes “additional interest.”
General
      The notes:

•	consist of an aggregate principal amount of $75,000,000;

•	bear interest at a rate of 7.125% per annum, payable semi-annually in arrears on May 31 and November 30 of each year, beginning on November 30, 2006, to holders of record at the close of business on the preceding May 15 and November 15, respectively, except as described below;

•	are our unsecured indebtedness and are equal in right of payment to our senior unsecured indebtedness as described under “— Ranking”;

•	are convertible into shares of our common stock at the current conversion rate of 113.6364 shares per $1,000 principal amount of notes (which represents the current conversion price of approximately $8.80 per share), subject to adjustments, as described under “— Conversion Rights”;

•	are redeemable, in whole or in part, by us at any time on or after June 6, 2013, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date, as described under “— Redemption of Notes at our Option”;

•	are subject to repurchase by us at the option of the holder on May 31, 2010, May 31, 2016 and May 31, 2021, at a repurchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date, as described under “— Repurchase of Notes by us at the Option of the Holder”;

•	are subject to repurchase by us at the option of the holder upon a fundamental change, as described under “— Holders may Require us to Repurchase their Notes upon a Fundamental Change,” at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the fundamental change repurchase date; and

•	mature on May 31, 2026, unless previously redeemed or repurchased by us or converted.
      All cash payments on the notes will be made in US dollars.
      We initially issued the notes as global securities in book-entry form in denominations of integral multiples of $1,000 principal amount, without coupons. We will make payments in respect of notes that are represented by global securities by wire transfer of immediately available funds to DTC or its nominee as the registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if the holder of the certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount, we will mail a check to that holder’s registered address.

      You may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes.
      There is no sinking fund for the notes. The indenture does not contain any financial covenants and does limit our ability to incur additional indebtedness, including senior or secured indebtedness, issue securities, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “— Holders may Require us to Repurchase their Notes upon a Fundamental Change” and “— Consolidation, Merger and Sale of Assets.”
      If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the amount due for the additional period of time.
Interest Payments
      The notes bear interest at a rate of 7.125% per annum, payable semi-annually in arrears on each May 31, and November 30 of each year, beginning on November 30, 2006. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding May 15 and November 15, respectively. Interest accrues on the notes from and including May 30, 2006 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date, redemption date, repurchase date or maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year of twelve 30-day months.
      If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest due with respect to the note, including any additional interest, to the person who was the record holder of the note at the close of business on the record date. However, unless we have specified a redemption date that is after a record date for an interest payment date but prior to and including the corresponding interest payment date, the holder who surrenders the note for conversion must pay to the conversion agent upon surrender of the note an amount in cash equal to the interest, including any additional interest, payable on such interest payment date on the portion of the note being converted. However, a holder that surrenders a note for conversion need not pay any overdue interest or any overdue additional interest that has accrued on the note.
      If we redeem notes, or if a holder surrenders a note for repurchase at the option of the holder or upon a repurchase event as described under “— Repurchase of Notes by us at the Option of the Holder” or “— Holders may Require us to Repurchase their Notes upon a Fundamental Change,” we will pay accrued and unpaid interest and additional interest, if any, to the holder that surrenders the security for redemption, or repurchase, as the case may be. However, if we redeem a note on a redemption date that is an interest payment date, we will pay the accrued and unpaid interest and additional interest, if any, due on that interest payment date instead to the record holder of the note at the close of business on the record date for that interest payment.
Conversion Rights
      Holders of notes may, subject to prior maturity, redemption or repurchase, convert their notes into shares of our common stock at the current conversion rate, subject to adjustment as described below, of 113.6364 shares per $1,000 principal amount of notes. This rate represents a conversion price of approximately $8.80 per share. The initial conversion rate for the notes was 92.0810 shares per $1,000 principal amount of notes, representing an initial conversion price of approximately $10.86 per share. Effective June 26, 2006, the conversion rate was adjusted to the current conversion rate of 113.6364 shares per $1,000 principal amount of notes, subject to further adjustment as described below. See “ — Adjustment to the Conversion Rate on or Prior to May 31, 2009” below. We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment for fractional shares based on the closing sale price of our common stock on the trading day immediately before the conversion date. Except as described under “— Interest Payments” above, we will not make any cash payment or other adjustment on conversion with respect to any accrued interest on the notes and instead such amounts will be deemed to be satisfied upon conversion, and we will not adjust the conversion rate to account for accrued and unpaid interest. Holders may convert their notes only in denominations that are integral multiples of $1,000 in principal amount.
      On conversion, the holders of notes will also receive the rights under our existing stockholder rights plan and any other stockholder rights plan we may establish, whether or not the rights are separated from our common stock prior to conversion.
      The conversion right with respect to any notes we have called for redemption will expire at the close of business on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price.
      In the event of:

•	a taxable distribution to holders of common stock which results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at our discretion or as described below under “— Adjustment to the Conversion Rate upon 90% Beneficial Ownership by Mr. Redstone or his Related Parties,” “— Adjustment to the Conversion Rate on or Prior to May 31, 2009” or “— Adjustment to the Conversion Rate upon the Occurrence of Certain Fundamental Changes,”
the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to US federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we adjust the conversion rate and make other distributions of cash or property to our stockholders or to holders of securities convertible into our stock. See “Material US Federal Income Tax Consequences — Tax Consequences to US Holders — Constructive Distributions” and “— Tax Consequences to Non-US Holders — Constructive Dividends.”
Conversion Procedures
      To convert an interest in a global note, the holder must deliver to DTC the appropriate instruction form for conversion in accordance with DTC’s conversion program. To convert an interest in a certificated note, the holder must complete the conversion notice on the back of the note and deliver it, together with the note and any required interest payment, to the office of the conversion agent for the notes, which will initially be the office of the trustee. In addition, the holder must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of the shares of common stock in a name other than that of the registered holder of the note.
      A holder that has delivered a repurchase notice with respect to a note, as described below, may convert that note only if the holder withdraws the notice in accordance with the indenture. See “— Repurchase of Notes by us at the Option of the Holder” and “— Holders may Require us to Repurchase their Notes upon a Fundamental Change.”
      As soon as practicable following the conversion date, we will deliver, through the conversion agent, a certificate for the number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares.
      However, if a holder surrenders a note for conversion in connection with a “make-whole fundamental change” under circumstances where we must increase the conversion rate applicable to that note, then we will deliver, through the conversion agent, the additional shares as soon as practicable, but in no event after the later of:

•	the third trading date after the date the holder surrenders the note for conversion; and

•	the fifth business day after the effective date of the make-whole fundamental change.
      See “— Adjustment to the Conversion Rate upon the Occurrence of Certain Fundamental Changes.”
      We will deliver the shares due upon conversion of a global note in accordance with DTC’s customary practices.
      For a discussion of certain tax consequences to a holder receiving shares of common stock upon surrendering notes for conversion, see “Material US Federal Income Tax Consequences — Tax Consequences to US Holders — Conversion of the Notes.”
Change in the Conversion Right upon Certain Reclassifications, Business Combinations and Asset Sales
      Except as provided in the indenture, if we reclassify or change our common stock (other than a change only in par value or a change as a result of a subdivision or combination of our common stock) or are party to a consolidation, merger or binding share exchange, or if we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets, then, at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of shares of stock and other securities and property (including cash) which a holder of such note would have received, if any, if the holder had converted the note immediately before the transaction. In the event that holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, we will make adequate provision whereby a holder of the notes shall have a reasonable opportunity to determine the form of consideration into which its notes shall be convertible from and after the date of such transaction. We will agree in the indenture not to become a party to any transaction unless its terms are consistent with the foregoing.
      A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third-party acquires us in a cash merger, each note would be convertible into cash and would no longer be convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. If such a transaction also constitutes a fundamental change, holders will also be able to require us to repurchase all or a portion of the holder’s notes, as described under “— Holders may Require us to Repurchase their Notes upon a Fundamental Change.” In addition, if the fundamental change also constitutes a “public acquirer fundamental change,” then we may in certain circumstances elect to change the conversion right in the manner described under “— Adjustment to the Conversion Rate upon the Occurrence of Certain Fundamental Changes — Fundamental Changes Involving an Acquisition of us by a Public Acquirer” in lieu of changing the conversion right in the manner described in this paragraph.
      There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.
Adjustments to the Conversion Rate
      Subject to the terms of the indenture, we will adjust the conversion rate for:

•	dividends or distributions payable in shares of our common stock to all holders of our common stock;

•	subdivisions, combinations or certain reclassifications of our common stock;

•	distributions to all or substantially all holders of our common stock of certain rights or warrants (other than, as described below, certain rights distributed pursuant to a stockholder rights plan) entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share, or having a conversion price per share, that is less than the closing sale price per share of our common stock on the trading day immediately preceding the time of announcement of such issuance;

•	dividends or other distributions to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of indebtedness or other assets (other than dividends or distributions covered by the bullet points below) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the immediately preceding bullet point or, as described below, certain rights or warrants distributed pursuant to a stockholder rights plan) to purchase or subscribe for our securities; however, we will not adjust the conversion rate pursuant to this provision for distributions of certain rights or warrants, if we make certain arrangements for holders of notes to receive those rights and warrants upon conversion of the notes;

•	cash dividends or other cash distributions by us to all or substantially all holders of our common stock, other than distributions described in the immediately following bullet point; and

•	distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, to the extent such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

      Subject to the provisions of the indenture, if we distribute cash in accordance with the fifth bullet point above, then we will generally increase the conversion rate so that it equals the rate determined by multiplying the conversion rate in effect immediately before the close of business on the record date for the cash distribution by a fraction whose numerator is the “current market price” per share of our common stock on the record date and whose denominator is that “current market price” less the per share amount of the distribution. However, we will not adjust the conversion rate pursuant to this provision to the extent that the adjustment would reduce the conversion price by less than $0.01. “Current market price” per share of our common stock on a date generally means the average of the closing sale prices of our common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during the ten consecutive trading day period.
      If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the conversion rate pursuant to the bullet points above until the earliest of these triggering events occurs; and

•	we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.
      The indenture does not require us to adjust the conversion rate for any of the transactions described in the bullet points above if we make provision for holders of notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines in good faith to be fair and appropriate, as provided in the indenture. The indenture also does not require us to make any adjustments to the conversion rate pursuant to the bullet points above for any dividends or distributions solely on our preferred stock.
      We will not adjust the conversion rate pursuant to the bullet points above unless the adjustment would result in a change of at least 1% in the then-effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment.

      To the extent permitted by law and the continued listing requirements of the NYSE, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period permitted by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid or diminish any income taxes to holders of our common stock resulting from certain distributions.
      On conversion, the holders of notes will receive, in addition to shares of our common stock and any cash for fractional shares, the rights under our existing stockholder rights plan and any other stockholder rights plan we may establish, whether or not the rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a stockholder rights plan will not trigger a conversion rate adjustment pursuant to the third or fourth bullet point in the first paragraph under “— Adjustments to the Conversion Rate” above so long as we have made proper provision to provide that holders will receive such rights upon conversion in accordance with the terms of the indenture.
      At any time prior to May 31, 2010, if Midway issues (1) any shares of its common stock, (2) any securities exchangeable or convertible into its common stock, or (3) any rights or warrants to purchase or subscribe for its common stock or securities exchangeable or convertible into its common stock, in each case at a price below the then-effective conversion price (each such issuance, a “Dilutive Equity Issuance”), the conversion price will be reduced to a new conversion price calculated as follows:

a) if Midway issues common stock, then by dividing (i) an amount equal to the sum of (A) the product obtained by multiplying the aggregate number of shares of common stock outstanding immediately prior to such issue by the conversion price in effect immediately prior to such issue, and (B) the consideration, if any, received by Midway upon such issue by (ii) the aggregate number of shares of common stock outstanding immediately after such issue;

b) if Midway issues any securities exchangeable or convertible into its common stock, whether or not the right to exchange or convert is immediately exercisable, and the price per share for which shares of common stock are issuable upon such exchange or conversion (determined by dividing (i) the sum of the total amount received or receivable by Midway as consideration for the issue of such securities and the minimum aggregate amount of additional consideration, if any, payable to Midway upon the exchange or conversion thereof, by (ii) the maximum aggregate number of shares of common stock issuable upon the exchange or conversion of all such securities) shall be less than the conversion price in effect immediately prior to such issue, then the maximum aggregate number of shares of common stock issuable upon the exchange or conversion of all such exchangeable or convertible securities shall (as of the date of the issue of such securities) be deemed to be outstanding and to have been issued for such price per share, and the new conversion price shall be calculated as described in clause (a) on the basis of such deemed issuance; and

c) if Midway issues any rights or warrants described above (all such rights or warrants being herein called “Rights” and all such convertible or exchangeable securities being herein called “Convertible Securities,” whether or not such Rights are immediately exercisable or any such Convertible Securities are convertible or exchangeable immediately upon issuance), and the price per share for which shares of common stock are issuable upon the exercise of such Rights or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the sum of the total amount, if any, received or receivable by Midway as consideration for such Rights, and (x) in the case of Rights exercisable for shares of Common Stock, the minimum aggregate amount of additional consideration, if any, payable to Midway upon the exercise of all such Rights for shares of common stock, or (y) in the case of Rights exercisable for Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the maximum aggregate number of shares of common stock issuable upon the exercise of such Rights or upon the conversion or exchange of all such Convertible Securities) shall be less than the conversion price in effect immediately prior to the time of the issue of such Rights, then the maximum aggregate number of shares of common stock issuable upon the exercise of all such Rights or upon the conversion or exchange of all such Convertible Securities shall (as of the date of issue of such initial Rights) be deemed to be outstanding and to have been issued for such price per share, and the new conversion price shall be calculated as described in clause (a) on the basis of such deemed issuance.

      For the avoidance of doubt, the adjustment to the conversion price described hereunder shall be made on the issue date for the Dilutive Equity Issuance and in case of (b) or (c) above, the conversion price shall not be subject to adjustment at the time common stock or Convertible Securities are issued upon the exercise of any Rights or at the time common stock is issued upon conversion or exchange of any Convertible Securities.
      If the exchange, conversion or exercise price of any securities described in (b) or (c) above is subsequently reduced by Midway, other than as a result of the anti-dilution adjustments provided for in the terms of the securities at the time of issuance, the conversion price of the notes will be further reduced by applying the applicable formula provided above.
      Notwithstanding the foregoing, the term “Dilutive Equity Issuance” shall not include issuances (A) described in “Description of the Notes — Adjustments to the Conversion Rate,” (B) of any common stock, Convertible Securities or Rights issuable to any employees, directors or consultants pursuant to any future or existing equity compensation plan, (C) of any common stock, Convertible Securities or Rights existing on the date of issuance of the notes, including without limitation, the 6.0% Convertible Senior Notes due 2025, (D) of any common stock, Convertible Securities or Rights issuable under the existing rights agreement or that may be issued pursuant to any rights plan that may replace the existing rights agreement or (E) of common stock or securities exchangeable or convertible into its common stock issued in connection with an acquisition by Midway of stock or assets of another company, in connection with a licensing or other strategic relationship or joint venture with another company or in connection with a strategic investment in Midway.
Adjustment to the Conversion Rate on or Prior to May 31, 2009
      If, on any date (such date, the “Reset Determination Date”) prior to May 31, 2008, (1) the arithmetic average of the daily volume-weighted average price (“VWAP”) of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on the Reset Determination Date is below $8.00 (as adjusted for Anti-Dilution Conversion Rate Adjustments, if any) and (2) 110% of the closing sale price on the Reset Determination Date is less than or equal to $8.80 (as adjusted for Anti-Dilution Conversion Rate Adjustments, if any), the conversion rate shall be increased as of such Reset Determination Date such that the conversion price would be $8.80 (as adjusted for Anti-Dilution Conversion Rate Adjustments, if any).
      Effective June 26, 2006, the conversion rate for the notes was increased to 113.6364 shares of common stock per $1,000 principal amount of notes, subject to further adjustments. This conversion rate represents a conversion price of $8.80 per share. The conversion rate was adjusted pursuant to the provisions of the indenture described in the paragraph immediately above.
      In addition, if, on any date (such date, the “Additional Reset Determination Date”) prior to May 31, 2008, (1) the VWAP of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on the Additional Reset Determination Date is below $6.00 (as adjusted for Anti-Dilution Conversion Rate Adjustments, if any) and (2) 110% of the closing sale price on the Additional Reset Determination Date is less than or equal to $6.60 (as adjusted for Anti-Dilution Conversion Rate Adjustments, if any), the conversion rate shall be increased as of such Reset Determination Date such that the conversion price would be $6.60 (as adjusted for Anti-Dilution Conversion Rate Adjustments, if any).
      A Reset Determination Date does not need to have occurred in order for an Additional Reset Determination Date to occur.
      Furthermore, if, on May 31, 2008 or May 31, 2009, 110% of the VWAP of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on such date is below the conversion price in effect at that time, the conversion rate shall be increased as of such Reset Determination Date such that the conversion price would be 110% of such VWAP. The conversion rate will not be adjusted on

May 31, 2008 or May 31, 2009 if 110% of the VWAP of the common stock for such 20 trading days within such period of 30 consecutive trading days ending on such date is equal to or greater than the conversion price in effect at that time.
      In no event shall the conversion rate be increased such that the conversion price would be less than $6.60 (as adjusted for Anti-Dilution Conversion Rate Adjustments, if any).
Adjustment to the Conversion Rate upon 90% Beneficial Ownership by Mr. Redstone or his Related Parties
      If, as of the close of business on the last trading day of any calendar quarter (each such trading day, a “measurement date”), Mr. Redstone or any of his affiliates, family members, estates or heirs, or any trust or investment vehicle for the primary benefit of any such person, including, without limitation, National Amusements Inc. (each of Mr. Redstone and any such affiliate, family member, estate, heir, trust or investment vehicle, a “Redstone party”), or any combination of Redstone parties, is the “beneficial owner” (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934, referred to in this prospectus as the “Exchange Act”), directly or indirectly, of 90% or more of the “aggregate fair market value” (as defined below) of all of our outstanding capital stock (calculated as set forth below), then we will increase the conversion rate applicable to all notes by 7.2495 shares per $1,000 principal amount of notes. We will adjust the number of shares by which the conversion rate will increase in these circumstances in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “— Adjustments to the Conversion Rate.” However, we will not adjust the number of shares by which the conversion rate will increase in these circumstances if there is a change in the conversion rate described under “— Adjustment to the Conversion Rate on or Prior to May 31, 2009.”
      For purposes of this provision, the “aggregate fair market value” of all of our outstanding capital stock on any measurement date will equal the sum of the fair market values of all outstanding shares of our capital stock as of such measurement date. The fair market value of a share of capital stock on any measurement date will equal the average of the closing prices per share (as defined below) of such capital stock across all trading days during the calendar quarter in which such measurement date falls. Closing price per share of capital stock, as of any date, shall equal:

•	the closing sale price (or, if no closing sale price is reported, the average of the last reported bid and ask prices or, if more than one in either case, the average of the average last reported bid and the average last reported ask prices) per share of such capital stock on such date as reported on the NYSE or such other US national or regional securities exchange on which such capital stock is traded or, if such capital stock is not listed on a US national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated; or

•	in the absence of any such reporting, the fair market value of a share of such capital stock, as determined reasonably and in good faith by our board of directors, giving due consideration (among other factors that it may, acting reasonably and in good faith, deem relevant to such valuation) to the voting, dividend, liquidation and conversion rights of such capital stock.
      Notwithstanding the foregoing, as of any measurement date, the fair market value of each share of convertible preferred stock that is outstanding as of the date of the indenture shall equal the sum of the fair market values, determined as set forth above as of such measurement date, of the shares of our common stock that are issuable upon conversion of such share of convertible preferred stock.
      For purposes of this provision, the following shares of our capital stock will be deemed to be outstanding as of any measurement date:

•	all shares of our capital stock actually issued and outstanding as of such measurement date (without regard to any contractual or other restrictions on the disposition thereof);

•	all shares of our capital stock then issuable upon conversion of all outstanding notes at the then-applicable conversion rate (without giving effect to any adjustment of the conversion rate under this provision); and

•	all shares of our capital stock issuable upon exercise of outstanding options (1) that are exercisable as of such measurement date, and (2) whose respective exercise prices are, as of such measurement date, lower than the per-share fair market value of such capital stock, calculated using the treasury stock method.
      The indenture requires us to determine, as of each measurement date, whether an adjustment to the conversion rate is required under this provision. We will make this determination as promptly as practicable, but in any event no later than 15 days, following the conclusion of each calendar quarter and will certify the results of each such determination to the trustee in the form of an officers’ certificate. In the event that we determine that an adjustment to the conversion rate is required under this provision, we will promptly (but in any event no later than 20 days following the conclusion of such calendar quarter) mail notice of such adjustment to holders, at their addresses appearing in the security register, publicly announce such adjustment through a reputable national newswire service and publish such announcement on our website. Such adjustment (1) shall be retroactively effective as of the related measurement date, so that any holder that submits notes for conversion on or after such measurement date, whether before or after the announcement of such adjustment, shall be entitled to the additional shares issuable pursuant to such adjustment, and (2) shall remain in effect until maturity of the notes.
      Notwithstanding the foregoing, if, at any time before an increase in the conversion rate pursuant to the foregoing provisions becomes effective, a transaction occurs that (1) constitutes a “make-whole fundamental change” (as defined below) and with respect to which we do not elect to change the conversion right of the notes pursuant to the provisions described under “— Fundamental Changes Involving an Acquisition of us by a Public Acquirer,” and (2) results in the satisfaction of the conditions to an increase in the conversion rate pursuant to the foregoing provisions, then such transaction will not result in an increase in the conversion rate under the foregoing provisions, but instead will result in an increase in the conversion rate pursuant to the provisions described under “— Adjustment to the Conversion Rate upon the Occurrence of Certain Fundamental Changes” below.
Adjustment to the Conversion Rate upon the Occurrence of Certain Fundamental Changes
      If before June 6, 2013 there occurs:

•	a “fundamental change,” as described under the first, second or third bullet point of the description of “change in control” under “— Holders may Require us to Repurchase their Notes upon a Fundamental Change,” and any of the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the fundamental change consists of any combination of cash or securities (or other property) that are not traded on a US national securities exchange or quoted on the Nasdaq National Market (and are not scheduled to be so traded or quoted immediately after the fundamental change); or

•	a “Redstone party going private transaction,” which is defined as a “termination of trading” (as defined in “— Holders may Require us to Repurchase their Notes upon a Fundamental Change”) resulting from (1) an accumulation of our common stock by a Redstone party or (2) a tender offer by any Redstone party for all of the outstanding shares of our common stock not owned by a Redstone party, then we will increase the conversion rate applicable to notes that are surrendered for conversion at any time and a holder may surrender their notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until and including the date that is 15 days after the actual effective date of such transaction (or if such transaction also results in holders having a right to require us to repurchase their notes, until the trading day immediately prior to the fundamental change repurchase date). We refer to such a fundamental change or a Redstone party going private transaction as a “make-whole fundamental change.” However, if the make-whole fundamental change is a “public acquirer fundamental change,” as described below, then, in lieu of increasing the conversion rate as described above, we may elect to change the conversion right in the manner described under “— Fundamental Changes Involving an Acquisition of us by a Public Acquirer.”
      We will mail to holders, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, and publish on our website, the anticipated effective date of any proposed make-whole fundamental change. We must make this mailing, announcement and publication no later than 20 business days prior to the effective date of the make-whole fundamental change. We must also state, in the notice, announcement and publication, whether we have made the election to change the conversion right in lieu of increasing the conversion rate described under “— Change in the Conversion Right upon Certain Reclassifications, Business Combinations and Asset Sales.”

The Increase in the Conversion Rate
      In connection with a make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the “effective date,” and the price applicable to such make-whole fundamental change, which we refer to as the “applicable price.” If the consideration for our common stock in the make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of our common stock (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) in the make-whole fundamental change. Otherwise, the “applicable price” will be the average of the closing sale prices per share of our common stock for the five consecutive trading days immediately preceding the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during those five consecutive trading days.
      The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to the notes described above. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

•	whose numerator is the conversion rate in effect immediately before the adjustment; and

•	whose denominator is the adjusted conversion rate.
      Notwithstanding the foregoing, if a make-whole fundamental change occurs within 90 days following the effective date of an increase to the conversion rate pursuant to the provisions described under “— Adjustment to the Conversion Rate upon 90% Beneficial Ownership by Mr. Redstone or his Related Parties” above, which we refer to in this prospectus as a “Redstone adjustment,” any increase to the conversion rate as a result of the make-whole fundamental change shall, for each $1,000 in principal amount of notes, be limited to the excess, if any, of (1) the number of shares determined in accordance with the table below, as adjusted pursuant to the immediately following sentence, over (2) the increase in conversion rate per each $1,000 in principal amount of notes resulting from the Redstone adjustment, as adjusted pursuant to the next to last sentence of the first paragraph under “— Adjustment to the Conversion Rate upon 90% Beneficial Ownership by Mr. Redstone or his Related Parties.”

      We will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “— Adjustments to the Conversion Rate,” but we will not adjust the number of additional shares in the table below in the event of an adjustment described under “— Adjustment to the Conversion Rate on or Prior to May 31, 2009” or, except as provided in the preceding paragraph, in the event of an adjustment described under “Adjustment to the Conversion Rate upon 90% Beneficial Ownership by Mr. Redstone or his Related Parties.”
Number of Additional Shares
(per $1,000 principal amount of notes)
Effective Date

	May 23,	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,	June 6,
Applicable Price	2006	2007	2008	2009	2010	2011	2012	2013

$ 9.87	9.23	9.23	9.23	9.23	9.23	6.40	2.66	1.96
$10.50	9.23	9.23	9.08	7.92	7.26	5.62	1.84	0.35
$10.86	8.63	8.59	8.35	7.28	6.75	5.24	1.58	0.00
$11.00	8.34	8.31	8.09	7.06	6.56	5.10	1.52	0.00
$11.50	7.37	7.31	7.21	6.33	5.93	4.64	1.33	0.00
$12.00	6.51	6.46	6.41	5.68	5.34	4.21	1.19	0.00
$13.00	5.08	5.04	4.93	4.53	4.32	3.47	0.98	0.00
$14.00	3.90	3.86	3.64	3.58	3.44	2.83	0.80	0.00
$15.00	3.23	3.12	3.02	2.79	2.70	2.29	0.65	0.00
$16.00	2.47	2.36	2.28	2.12	2.07	1.81	0.51	0.00
$18.00	1.21	1.20	1.19	1.14	1.11	1.01	0.29	0.00
$20.00	0.52	0.52	0.51	0.51	0.49	0.44	0.10	0.00
$22.50	0.07	0.05	0.03	0.03	0.02	0.01	0.00	0.00
$25.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
      The numbers of additional shares set forth in the table above are based on a closing sale price of $9.87 per share of our common stock on May 23, 2006 and certain pricing assumptions.
      The exact applicable price and effective date may not be as set forth in the table above, in which case:

•	if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable;

•	if the actual applicable price is greater than $25.00 per share (subject to adjustment), we will not increase the conversion rate; and

•	if the actual applicable price is less than $9.87 per share (subject to adjustment), we will not increase the conversion rate.
      Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate by more than 9.23 shares per $1,000 principal amount of notes pursuant to the events described in this section, but we will adjust such number of shares in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “— Adjustments to the Conversion Rate.”

Fundamental Changes Involving an Acquisition of us by a Public Acquirer
      If the make-whole fundamental change is a “public acquirer fundamental change,” as described below, then we may elect to change the conversion right in lieu of increasing the conversion rate applicable to notes that are converted in connection with that public acquirer fundamental change. If we make this election, then we will adjust the conversion rate and our related conversion obligation such that, from and after the effective time of the public acquirer fundamental change, the right to convert a note into shares of our common stock will be changed into a right to convert it into shares of “public acquirer common stock,” as described below, at a conversion rate equal to the conversion rate in effect immediately before the effective time multiplied by a fraction:

•	whose numerator is:

•	if the public acquirer fundamental change is a share exchange, consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the fair market value (as determined in good faith by our board of directors), as of the effective time of the public acquirer fundamental change, of the cash, securities and other property paid or payable per share of our common stock; or

•	in the case of any other public acquirer fundamental change, the average of the closing sale prices per share of our common stock for the five consecutive trading days before, and excluding, the effective date of the public acquirer fundamental change (subject to certain adjustments to be made in good faith by our board of directors); and

•	whose denominator is the average of the closing sale prices per share of the public acquirer common stock for the five consecutive trading days commencing on, and including, the trading day immediately after the effective date of the public acquirer fundamental change (subject to certain adjustments to be made in good faith by our board of directors).
      If we elect to change the conversion right as described above, the change in the conversion right will apply to all holders from and after the effective time of the public acquirer fundamental change, and not just those holders, if any, that convert their notes in connection with the public acquirer fundamental change. If the public acquirer fundamental change is also an event that requires us to make another adjustment to the conversion rate as described under “— Adjustments to the Conversion Rate” above, then we will also give effect to that adjustment. However, if we make the election described above, then we will not change the conversion right in the manner described under “— Change in the Conversion Right upon Certain Reclassifications, Business Combinations and Asset Sales” above.
      A “public acquirer fundamental change” generally means an acquisition of us pursuant to a change of control described in the first, second or third bullet point under the description of “change in control” under “— Holders may Require us to Repurchase their Notes upon a Fundamental Change,” where the acquirer (or any entity that directly or indirectly controls the acquirer) has a class of common stock that is traded on a national securities exchange or quoted on the Nasdaq National Market or that will be so traded or quoted when issued or exchanged in connection with the change in control (referred to as the “public acquirer common stock”) or a Redstone party going private transaction using such common stock of a Redstone party.
      We will state, in the notice, public announcement and publication described under “— Adjustment to the Conversion Rate upon the Occurrence of Certain Fundamental Changes” above, whether we have elected to change the conversion right in lieu of increasing the conversion rate. With respect to each public acquirer fundamental change, we can make only one election, and we cannot change that election once we have first mailed any such notice or made any such public announcement or publication. However, if we elect to change the conversion right as described above in connection with a public acquirer fundamental change that is ultimately not consummated, then we will not be obligated to give effect to that particular election.
Redemption of Notes at our Option
      Prior to June 6, 2013, we cannot redeem the notes. We may redeem the notes at our option, in whole or in part, at any time on or after June 6, 2013, on any date not less than 30 nor more than 60 days after the day we mail a redemption notice to each holder of notes to be redeemed at the address of the holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes we redeem plus any accrued and unpaid interest and additional interest to, but excluding, the redemption date. However, if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on that date will be payable to the holder of record at the close of business on the relevant record date, and the redemption price will not include such interest payment. We will make at least ten semi-annual interest payments on the notes before we may redeem the notes at our option.
      If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the note.
      The conversion right with respect to any notes we have called for redemption will expire at the close of business on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price.
      If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 principal amount by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. However, we may redeem the notes only in integral multiples of $1,000 principal amount. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the principal amount of the note that is subject to redemption will be reduced by the principal amount that the holder converted.
      We will not redeem any notes at our option if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the redemption price with respect to those notes.
Repurchase of Notes by us at the Option of the Holder
      On each of May 31, 2010, May 31, 2016, and May 31, 2021, each referred to in this prospectus as a “repurchase date,” a holder may require us to repurchase all or a portion of the holder’s outstanding notes, at a price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date, subject to certain additional conditions. On each repurchase date, we will repurchase all the notes for which the holder has properly delivered and not withdrawn a written repurchase notice. Holders may submit their written repurchase notice to the paying agent at any time from 9:00 a.m., New York City time, on the date that is 20 business days before the repurchase date until 5:00 p.m., New York City time, on the third business day immediately preceding the repurchase date.
      For a discussion of certain tax consequences to a holder upon a repurchase of the notes at the holder’s option or upon a fundamental change, as described below, see “Material US Federal Income Tax Consequences — Tax Consequences to US Holders — Sale, Exchange, Redemption or Repurchase of the Notes” and “Material US Federal Income Tax Consequences — Tax Consequences to Non-US Holders — Sale, Exchange or Redemption of Notes or Shares of Common Stock.”
      We will give notice on a date that is at least 20 business days before each repurchase date to all holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

•	the amount of the repurchase price;

•	that notes with respect to which the holder has delivered a repurchase notice may be converted only if the holder withdraws the repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes, including the name and address of the paying agent.
      To require us to repurchase its notes, the holder must deliver a repurchase notice that states:

•	the certificate numbers of the holder’s notes to be delivered for repurchase, if those notes are certificated;

•	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture.
      A holder that has delivered a repurchase notice may withdraw the repurchase notice by delivering a written notice of withdrawal to the paying agent before 5:00 p.m., New York City time, on the third business day before the repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its notes;

•	the certificate numbers of the notes being withdrawn, if those notes are certificated;

•	the principal amount being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice, which must be an integral multiple of $1,000.
      If the notes are not in certificated form, the above notices must also comply with appropriate DTC procedures.
      To receive payment of the repurchase price for a note for which the holder has delivered and not validly withdrawn a repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the note to be paid as soon as practicable but in no event more than three business days after the later of the repurchase date and the time of delivery of the note, together with necessary endorsements.
      If the paying agent holds on a repurchase date money sufficient to pay the repurchase price due on a note in accordance with the terms of the indenture, then, on and after that repurchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the repurchase price upon delivery of the note.
      We may not have the financial resources, and we may not be able to arrange for financing, to pay the repurchase price for all notes that holders have elected to have us repurchase. Furthermore, covenants contained in our future indebtedness may limit our ability to pay the repurchase price to repurchase notes. See “Risk Factors — Risks Relating to the Notes — We may not have the funds necessary to repurchase the notes on the repurchase dates or upon a fundamental change.” Our failure to repurchase the notes when required would result in an event of default with respect to the notes. An event of default may, in turn, cause a default under our other indebtedness.
      In connection with any repurchase offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E under the Exchange Act and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Exchange or other applicable laws.
Holders may Require us to Repurchase their Notes upon a Fundamental Change
      If a “fundamental change” (as described below) occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest and additional interest to, but excluding, the fundamental change repurchase date. We must repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 30 days after the date we mail a notice of the fundamental change, as described below.

      Within 20 days after the occurrence of a fundamental change, we must mail to all holders of notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change. We must also publicly announce the occurrence of the fundamental change through a reputable national newswire service. The notice must state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase date;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the names and addresses of the paying agent and the conversion agent;

•	the procedures that holders must follow to exercise their repurchase right;

•	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

•	that notes with respect to which the holder has delivered a fundamental change repurchase notice may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.
      To exercise the repurchase right, a holder must deliver a written notice to the paying agent no later than 5:00 p.m., New York City time, on the third business day immediately preceding the fundamental change repurchase date. This written notice must state:

•	the certificate numbers of the notes that the holder will deliver for repurchase, if those notes are certificated;

•	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.
      A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to 5:00 p.m., New York City time, on the third business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its notes;

•	the certificate numbers of the notes being withdrawn, if those notes are certificated;

•	the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.
      If the notes are not in certificated form, the above notices must also comply with appropriate DTC procedures.
      To receive payment of the fundamental change repurchase price for a note for which the holder has delivered and not validly withdrawn a fundamental change repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will cause the fundamental change repurchase price for the note to be paid as soon as practicable but in no event more than three business days after the later of the fundamental change repurchase date and the time of delivery of the note, together with necessary endorsements.
      If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note, together with necessary endorsements.
      A “fundamental change” generally will be deemed to occur upon the occurrence, on or after the date we first issue the notes, of a “change in control” or a “termination of trading.”
      A “change in control” generally will be deemed to occur at such time as:

•	any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than us, any of our subsidiaries, any of our employee benefit plans or a Redstone party, is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors, referred to in this prospectus as “voting stock,” or;

•	there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

•	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

•	the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger, “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to the transaction; or

•	both of the following conditions are satisfied:

•	all of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights traded on a US national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such consolidation or merger); and

•	as a result of such consolidation or merger, the notes become convertible solely into such common stock, associated rights and cash for fractional shares;

•	the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the first issue date of the notes constituted our board of directors; and

•	any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved; or

•	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

      There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.
      A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a US national securities exchange nor quoted on the Nasdaq National Market.
      We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. Furthermore, covenants contained in our existing or future indebtedness may limit our ability to pay the fundamental change repurchase price to repurchase notes. See “Risk Factors — Risks Relating to the Notes — We may not have the ability to raise the funds necessary to repurchase the notes on the repurchase dates or upon a fundamental change.” Our failure to repurchase the notes when required would result in an event of default with respect to the notes. An event of default may, in turn, cause a default under our other indebtedness.
      We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes.
      In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third-party from acquiring us, even if the acquisition may be beneficial to the holders of the notes.
      In connection with any fundamental change offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws.
Ranking
      The notes are our unsecured senior obligations and rank equally with all of our other existing and future unsecured senior indebtedness. However, the notes are effectively subordinated to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness. The notes are also effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in these assets, will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.
      The notes are exclusively our obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of those subsidiaries and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.
      Under specified circumstances under the indenture, we may incur additional indebtedness. See “— Limitation on the Incurrence of Additional Indebtedness” below. We have a $30.0 million credit facility, under which we had borrowings of approximately $8.6 million as of June 30, 2006. This credit facility is secured by a first-priority security interest on substantially all of our assets. In addition, as of June 30, 2006, we had $1.6 million in outstanding capital lease obligations. Our subsidiaries had total liabilities, excluding intercompany liabilities, of $39.0 million as of June 30, 2006.
Limitation on the Incurrence of Additional Indebtedness
      Neither Midway nor any of its subsidiaries will incur any Indebtedness (as defined below) except for:

(1) unsecured Indebtedness, which, by its terms, is made expressly subordinate to Midway’s senior indebtedness and which at the time of incurrence has a final maturity no earlier than four years from the date of issuance of the notes offered hereby;

(2) other unsecured Indebtedness that ranks pari passu with or subordinated to the notes in an aggregate principal amount not to exceed $40 million at any one time outstanding;

(3) Refinancing Indebtedness (as defined below);

(4) Indebtedness in an amount not to exceed $30 million at any one time outstanding under Midway’s existing credit facility with Wells Fargo Foothill, Inc. or any other facility that renews, refunds, refinances, restructures, replaces, repays or extends such facility, in each case as such facility may be amended, restated, modified or supplemented from time to time;

(5) Indebtedness (including obligations under Capital Leases (as defined below)) incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof;

(6) intercompany Indebtedness between or among Midway and any of its subsidiaries;

(7) Indebtedness under Hedge Agreements (as defined below) entered into in the ordinary course of business to hedge or mitigate risks to which Midway or any of its subsidiaries is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes;

(8) Indebtedness of a target assumed in an acquisition (but not incurred in connection with such acquisition);

(9) endorsement of instruments or other payment items for deposit; and

(10) lease payment obligations incurred in connection with a Sale Leaseback Transaction (as defined below).
      For purposes of this covenant:
      “Capital Lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
      “Hedge Agreement” means any agreement that provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the exposure of Midway or any of its subsidiaries to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.
      “Indebtedness” means (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit or bankers acceptances; (c) all obligations as a lessee under any Capital Lease; (d) obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices); (e) all obligations owing under Hedge Agreements; and (f) any obligation guarantying or intended to guaranty (whether directly or indirectly guarantied, endorsed, co-made, discounted or sold with recourse) any obligation of any other person that constitutes Indebtedness under any of clauses (a) through (e) above.

      “Refinancing Indebtedness” means Indebtedness of Midway or any of its subsidiaries issued to refinance Indebtedness of Midway or any such subsidiary so long as:

(1) the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness as of the date of such proposed refinancing does not exceed the aggregate principal amount (or accreted value as of such date, if applicable) of the Indebtedness being refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable expenses incurred by Midway or any such subsidiary in connection with such refinancing); and

(2) such new Indebtedness has:

(a) a weighted average life to maturity that is equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, and

(b) a final maturity that is equal to or later than the final maturity of the Indebtedness being refinanced; and

(3) if the Indebtedness being refinanced is:

(a) Indebtedness of Midway or any such subsidiary, then such Refinancing Indebtedness will be Indebtedness of Midway or any such subsidiary; and

(b) subordinated Indebtedness, then such Refinancing Indebtedness will be subordinate to the notes offered hereby, at least to the same extent and in the same manner as the Indebtedness being refinanced.
      “Sale/Leaseback Transaction” means an arrangement relating to property owned by Midway or any of its subsidiaries whereby the Company or any such subsidiary transfers such property to a person, and Midway or such subsidiary leases it from such person.
Consolidation, Merger and Sale of Assets
      The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person, whether in a single transaction or series of related transactions, unless, among other things:

•	either:

•	the transaction or series of related transactions is a merger or consolidation where we are the surviving corporation; or

•	the surviving, resulting or transferee person:

•	is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia; and

•	assumes all of our obligations under the notes and the indenture; and

•	no default or event of default exists immediately after giving effect to the transaction or series of related transactions.
      When the successor assumes all of our obligations under the indenture, except in the case of a lease, our obligations under the indenture will terminate.
      Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their notes as described under “— Holders may Require us to Repurchase their Notes upon a Fundamental Change.”
      There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

Events of Default
      The following are events of default under the indenture for the notes:

•	a default in the payment of the principal of or premium, if any, on any note when due, whether at maturity, upon redemption, on the repurchase date with respect to a repurchase at the option of the holder, on a fundamental change repurchase date with respect to a fundamental change or otherwise;

•	a default in the payment of an installment of interest or additional interest, if any, on any note when due, if the failure continues for 30 days after the date when due;

•	our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right;

•	our failure to timely provide notice as described under “— Repurchase of Notes by us at the Option of the Holder” or “— Holders may Require us to Repurchase their Notes upon a Fundamental Change”;

•	our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, including without limitation our agreement contained in the indenture to provide to the trustee within the periods specified in the indenture, the periodic reports we file with the Commission under the Exchange Act, if any such failure is not cured within 30 days after notice to us by the trustee, or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

•	a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $10.0 million or more, or acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 60 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”
      If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest, including additional interest, if any, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest, including additional interest, if any, all notes will automatically become immediately due and payable.
      After any such acceleration, the holders of a majority in aggregate principal amount of the notes, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

•	the rescission would not conflict with any governmental or court order or decree;

•	all events of default, other than the non-payment of accelerated principal, premium, if any, or interest, have been cured or waived; and

•	certain amounts due to the trustee are paid.
      Subject to the trustee’s duties in the case of an event of default, the indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.
      No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; and

•	the trustee fails to comply with the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the notes then outstanding, a direction that is inconsistent with the request.
      However, the above limitations do not apply to a suit by a holder to enforce:

•	the payment of any amounts due on the notes after the applicable due date; or

•	the right to convert notes into shares of our common stock in accordance with the indenture.
      Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

•	in the payment of principal of, or interest or additional interest, if any, on, any note or in the payment of the redemption price, repurchase price or fundamental change repurchase price;

•	arising from our failure to convert any note into shares of our common stock in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.
      We will promptly notify the trustee upon our becoming aware of the occurrence of any default or event of default. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by one of our senior officers stating whether the officer has actual knowledge of any default or event of default by us in performing any of our obligations under the indenture or the notes and describing any such known default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each holder a notice of the default or event of default within 30 days after the trustee has received the notice. However, the trustee need not mail the notice if the default or event of default:

•	has been cured or waived; or

•	is not in the payment of any amounts due with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of holders.
Modification and Waiver
      We may amend or supplement the indenture or the notes with the consent of the trustee and holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

•	change the stated maturity of the principal of, or the payment date of any installment of interest on any note;

•	reduce the principal amount of or interest or additional interest on any note;

•	change the place or currency of payment of principal of, or interest or additional interest, if any, on any note;

•	impair the right to institute a suit for the enforcement of any payment on, or with respect to, any note;

•	modify, in a manner adverse to the holders of the notes, the provisions of the indenture relating to the right of the holders to require us to repurchase notes at their option or upon a fundamental change;

•	modify the ranking provisions of the indenture in a manner adverse to the holders of notes;

•	adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification or amendment of the indenture or the notes;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a waiver of compliance with any provision of the indenture or the notes or a waiver of any default or event of default; or

•	modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.
      We may, with the trustee’s consent, amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

•	evidence the assumption of our obligations under the indenture and the notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indenture;

•	give effect to the election, if any, by us referred to under “— Conversion Rights — Adjustment to the Conversion Rate upon the Occurrence of Certain Fundamental Changes — Fundamental Changes Involving an Acquisition of us by a Public Acquirer”;

•	make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

•	make any changes or modifications to the indenture necessary in connection with the registration of the public offer and sale of the notes under the Securities Act of 1933, referred to in this prospectus as the “Securities Act,” pursuant to the registration rights agreement or the qualification of the indenture under the Trust Indenture Act of 1939;

•	secure our obligations in respect of the notes;

•	add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture;

•	add any additional events of default with respect to the notes; or

•	provide for a successor trustee with respect to the notes in accordance with the indenture.
      In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not individually or in the aggregate adversely affect the rights of any holder in any material respect.
      Except as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, by notice to the trustee, generally may:

•	waive compliance by us with any provision of the indenture or the notes, as detailed in the indenture; and

•	waive any past default or event of default and its consequences, except a default or event of default:

•	in the payment of principal of, or interest or additional interest, if any, on any note or in the payment of the redemption price, repurchase price or fundamental change repurchase price;

•	arising from our failure to convert any note in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.
Discharge
      We may generally satisfy and discharge our obligations under the indenture by:

•	delivering all outstanding notes to the trustee for cancellation; or

•	depositing with the trustee or the paying agent after the notes have become due and payable, whether at stated maturity or any redemption date, repurchase date or fundamental change repurchase date, cash sufficient to pay all amounts due on all outstanding notes and paying all other sums payable under the indenture.
      In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit must not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound.
Calculations in Respect of Notes
      We or our agents are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, the determination of the current market price of our common stock, the number of shares, if any, issuable upon conversion of the notes and amounts of interest and additional interest payable on the notes. We or our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes.
No Personal Liability of Directors, Officers, Employees or Stockholders
      None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under US federal securities laws, and it is the view of the Commission that such a waiver is against public policy.
Reports to Trustee
      We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports that we furnish to our stockholders.

Unclaimed Money
      If money deposited with the trustee or paying agent for the payment of principal of, or accrued and unpaid interest or additional interest, if any, on the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.
Purchase and Cancellation
      The registrar, paying agent, and conversion agent will forward to the trustee any notes surrendered to them for redemption, repurchase, transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.
      We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any notes we purchase in this manner. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.
Replacement of Notes
      We will replace mutilated, lost, destroyed or stolen notes at the holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, before we issue a replacement note, we or the trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.
Trustee and Transfer Agent
      The trustee for the notes is Wells Fargo Bank, N.A., and we have appointed the trustee as the paying agent, registrar, conversion agent and custodian with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. Wells Fargo Bank, N.A. and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.
      The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.
      The transfer agent for our common stock is The Bank of New York.
Listing and Trading
      The notes are not listed on any securities exchange. Although the notes issued in the private placement are eligible for trading on the The PORTAL Market, the notes sold using this prospectus will no longer be eligible for trading on The PORTAL Market. Our common stock is listed on the NYSE under the ticker symbol “MWY.”
Form, Denomination and Registration of Notes
General
      The notes were issued in registered form, without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities, as further provided below. See “— Global Securities” below for more information. The trustee need not:

•	register the transfer of or exchange any note for a period of 15 days before selecting notes to be redeemed;

•	register the transfer of or exchange any note during the period beginning at the opening of business 15 days before the mailing of a notice of redemption of notes selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any note that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a repurchase notice or fundamental change repurchase notice, except, in the case of a partial redemption, or repurchase, that portion of the notes not being redeemed or repurchased.
      See “— Global Securities” and “— Certificated Securities” for a description of additional transfer restrictions that apply to the notes.
      We will not impose a service charge in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.
Global Securities
      The notes are evidenced by one or more global securities deposited with the trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC.
      Except in the limited circumstances described below and in “— Certificated Securities,” holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. The notes have been accepted by DTC in its book-entry settlement system. The custodian and DTC electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities are shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture, the notes and the registration rights agreement. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. Each holder owning a beneficial interest in a global security must rely on DTC’s procedures, and, if that beneficial owner is not a direct or indirect DTC participant, on the procedures of the participant through which the beneficial owner owns its interest, to exercise any right of a holder of notes under the indenture or the global security. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.
      Payments of principal and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC.

We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.
      DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.
      DTC has further advised us that it will take any action permitted to be taken by a holder of a note only at the direction of one or more DTC participants to whose account the DTC interest in the related global security is credited and only in respect of such portion of the aggregate principal amount of the global security as to which such participant or participants have given such direction.
Certificated Securities
      The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

•	an event of default has occurred and is continuing and the trustee has received a request from a holder to issue certificated securities.
Same-Day Settlement and Payment
      We will make payments in respect of notes that are represented by global securities by wire transfer of immediately available funds to DTC or its nominee as the registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if the holder of the certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount, we will mail a check to that holder’s registered address.
      We expect the notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.
      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

      We have obtained the information we describe above concerning DTC and its book-entry system from sources that we believe to be reliable, but neither we nor the selling securityholders take any responsibility for the accuracy of this information.
      Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. Neither we, the selling securityholders nor the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.
Governing Law
      The indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF OTHER INDEBTEDNESS
Credit Facility
      In March 2004, we entered into a credit facility of up to $30,000,000 with Wells Fargo Foothill, Inc. Under our credit facility, we have a $15,000,000 term loan and a revolving line of credit of up to $15,000,000. As of June 30, 2006, we had an outstanding balance under our credit facility of approximately $8.6 million. Availability under the revolving line of credit is limited by a borrowing base, which is a function of eligible accounts receivable and collections as defined under our credit facility. The term loan bears interest at our election of either the bank’s base rate (8.25% at June 30, 2006) or the LIBOR rate (5.48% at June 30, 2006) plus 2.75%, but in no event less than 4.0%. These rates may be adjusted monthly based on our level of liquidity, but will in no event be greater than the bank’s base rate plus 6.0% or the LIBOR rate plus 5.75%, as applicable. In addition, our credit facility allows for the issuance of up to $5,000,000 in aggregate letters of credit. The amount of letters of credit outstanding reduce availability under the revolving line of credit. A fee in the amount of 0.5% per annum multiplied by the unused portion of the revolving line of credit is due and payable on a monthly basis. Proceeds received from our credit facility are used for working capital, capital expenditures and our general corporate needs. All obligations under our credit facility are currently secured by substantially all of the assets of Midway and its US subsidiaries and guaranteed by each of Midway and its US subsidiaries.
      The maturity date of our credit facility is March 3, 2009. The term loan is to be repaid in equal monthly installments which began in August 2004 and end on the maturity date. The term loan can be prepaid at any time without premium or penalty. Mandatory prepayment of borrowings are required in the event of specified events. Outstanding advances under the revolving line of credit are payable on the maturity date. If our credit facility is terminated prior to the maturity date, the lenders are entitled to receive prepayment penalties not to exceed $450,000.
      Our credit facility contains a number of operating and financial restrictions, including restrictions on our ability to: (1) merge with other businesses, consolidate or reorganize, (2) make payments, including dividends or other distributions, on our capital stock except in shares of our common stock, (3) incur additional indebtedness, (4) sell, lease, license or dispose of any of our assets outside the ordinary course of business, (5) make loans or investments, (6) make acquisitions, (7) cause or permit a change of control, (8) repurchase or redeem any shares of our capital stock, (9) issue or sell securities of our subsidiaries, (10) make capital expenditures and (11) engage in specified transactions with affiliates. Our credit facility also prohibits our subsidiaries from paying us dividends or otherwise distributing funds to us to pay principal on the notes during the term of the facility, which expires on March 3, 2009. Further, our credit facility requires us to maintain minimum levels of cash and borrowing availability under the revolving line of credit and to deliver periodic financial projections acceptable to the lender.
      Our credit facility contains customary events of default, including nonpayment, failure to comply with the terms of our credit facility and bankruptcy or insolvency events. In addition, an event of default will occur if we default on certain licenses with respect to video games.
Convertible Senior Notes due September 30, 2025
      In September 2005, we issued $75,000,000 of convertible senior notes due September 30, 2025. The Series 2025 Notes are our senior unsecured obligations and are subordinate to all secured debt obligations. The notes bear interest at 6.00% per annum and are payable semi-annually on March 30 and September 30 of each year, beginning March 30, 2006.
      The holders of the Series 2025 Notes may convert the notes into shares of our common stock at any time prior to the maturity date or redemption of the notes at an initial conversion rate of 56.3253 shares per

$1,000 principal amount of notes, which represents an initial conversion price of approximately $17.75 per share. The conversion rate may be adjusted upon the occurrence of certain events, including the following:

•	Our controlling stockholder and his affiliates become the beneficial owner, directly or indirectly, of 90% or more of the aggregate fair value of our outstanding capital stock. In this event, the conversion rate will increase by 4.4177 shares per $1,000 principal amount of the notes. This conversion rate increase is subject to future adjustment in accordance with the provisions of the indenture governing the notes.

•	On April 30, 2007, or in some circumstances, September 30, 2007, if the VWAP of our common stock for the period that is 20 consecutive trading days prior to April 30, 2007, or in some circumstances, September 30, 2007, is less than $16.14, as adjusted for capital changes. In this event, the conversion rate will increase at varying amounts. However, after adjustment, the conversion rate cannot exceed 100 shares per $1,000 principal amount of the notes.

•	We effect certain business combinations, asset sales or changes in ownership where the consideration paid to the common stockholders includes securities (or other property) that are neither traded on a US national securities exchange nor quoted on the Nasdaq National Market nor scheduled to be so traded or quoted immediately after such transaction. In these events, the conversion rate will increase at varying amounts with a maximum increase of 5.63 shares per $1,000 principal amount of the notes.

•	Issuance of additional rights to holders of our common stock, such as stock splits, declaration of dividends and certain other distributions and capital changes.
      On or after October 5, 2010, subject to certain notification provisions, we may from time to time, at our option, redeem some or all of the Series 2025 Notes for cash equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest.
      On each of April 30, 2009, September 30, 2010, September 30, 2015 and September 30, 2020, the holders may require us to repurchase all or a portion of their Series 2025 Notes at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest. In addition, the holders may require us to repurchase all or a portion of their notes upon certain fundamental changes (as defined in the indenture governing the notes as a change in control or if our common stock is neither listed for trading on a US national securities exchange nor quoted on the Nasdaq National Market), at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest.
      The terms of the Series 2025 Notes do not prohibit our ability to declare or pay dividends on our common stock, but the payment of dividends may result in an adjustment to the conversion rate of the notes as described above. Also, the holders of the notes are not entitled to voting rights until they elect to convert their notes into shares of our common stock.

DESCRIPTION OF CAPITAL STOCK
      Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, of which 91.4 million shares were outstanding on July 31, 2006 (not including 1.1 million treasury shares), and 5,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were outstanding and 4,995,250 shares were available for future issuance on July 31, 2006. We have 1.8 million shares reserved for issuance under outstanding stock options and compensation plans.
      Our third amended and restated rights agreement with The Bank of New York, as rights agent, gives the holders of our common stock, and some of our other securityholders, as described below, rights to purchase our Series A preferred stock, par value $0.01 per share, under certain circumstances.
      The following descriptions are qualified by reference to our amended and restated certificate of incorporation, amended and restated bylaws and rights agreement, copies of which are filed as exhibits to the documents incorporated by reference in this prospectus.
Description of Common Stock
      Our common stock is traded on the NYSE under the symbol “MWY.” Except as otherwise provided by law, our common stockholders are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of our stockholders. No cumulative voting exists for the election of directors, with the result that the stockholders owning more than 50% of our common stock voting for the election of directors can elect all of the directors.
      Upon satisfaction of our obligations to preferred stockholders, our common stockholders may receive dividends as and when declared and made payable by our board of directors. Upon our liquidation, dissolution or winding up, common stockholders share proportionately in any distribution of our assets after the payment of all debts and other liabilities, subject to any superior rights of our preferred stockholders.
      Our board of directors may issue our authorized but unissued shares of common stock at such times, to such persons and for such consideration as our board of directors may determine in its absolute discretion to be in our best interests without further stockholder approval, except as otherwise may be required by statute or stock exchange rules.
      Our certificate of incorporation and bylaws also provide that except as otherwise provided by law:

•	directors may be removed only for cause by a majority of the votes cast at a meeting of the stockholders by holders of shares of our common stock entitled to vote;

•	any vacancy on our board of directors may be filled only by a vote of a majority of the remaining directors then in office;

•	stockholders may not act by written consent;

•	only the Chairman or our board of directors by a majority vote may call special meetings of stockholders, and the only business permitted to be conducted at such special meetings is business brought before the meeting by or at the direction of our board of directors;

•	stockholders must follow an advance notice procedure for the submission of director nominations and other business to be considered at an annual meeting of stockholders;

•	either a majority vote of our board of directors or an affirmative vote of holders of at least 80% of our outstanding common stock entitled to vote is needed in order to adopt, amend or repeal our bylaws; and

•	either a majority vote of our board of directors or an affirmative vote of holders of at least 80% of our outstanding common stock entitled to vote is needed in order to amend or repeal the above provisions.

      The Transfer Agent and Registrar for our common stock is The Bank of New York, with an address at 101 Barclay Street, 22W, New York, New York 10286.
Rights Agreement
      The following is a brief description of the rights agreement, as amended to date.
      Under the rights agreement, we have issued one right for each share of our common stock issued, whether originally issued or from our treasury. We began issuing rights on October 30, 1996, the effective date of our initial public offering, and we will continue to issue rights to our common stockholders until the rights distribution date, as described below. The rights holders cannot exercise the rights until after the rights distribution date. Moreover, the rights will expire at the close of business on December 31, 2006 unless we redeem them earlier, as described below. When exercisable, each right entitles its holder to purchase from us one one-hundredth (1/100) of a share of our Series A preferred stock, at an exercise price of $100.00, subject to antidilution adjustments.
      The rights will not be exercisable, separately transferable or traded separately from the shares of common stock, until (1) the close of business on the tenth business day after the public announcement that a person or group is an acquiring person, referred to in this prospectus as the “stock acquisition date,” or (2) the close of business on the tenth business day (or such later day as our board of directors, with the concurrence of a majority of continuing directors determines) after a person or group announces or commences a tender or exchange offer, which, if consummated, would result in the person or group beneficially owning 15% or more of our common stock then outstanding, the earlier of the dates being referred to in this prospectus as the “rights distribution date.” As used in this prospectus, “continuing director” means a director in office prior to the distribution of the rights and any director recommended or approved for election by those directors excluding any representative or affiliate of an acquiring person, and “acquiring person” means any person or group of affiliated persons, who, after the date of adoption of the rights agreement, acquire beneficial ownership of 15% or more of our outstanding shares of common stock, other than (1) any person or group of affiliated persons whose acquisition of 15% or more is approved by our board of directors in advance or (2) other specified exempt persons, including, but not limited to, those persons who were beneficial owners of over 15% of our common stock on April 6, 1998. Exempt persons under the rights agreement include, but are not limited to, WMS and its affiliates, persons whose beneficial ownership of 15% or more was approved by our board of directors and Sumner M. Redstone, who beneficially owned over 15% of our common stock on April 6, 1998.
      If a person or group of affiliated persons becomes an acquiring person, then each right, other than rights owned by the acquiring person and its affiliates and associates, will entitle the holder thereof to purchase, for an exercise price of $100.00, subject to antidilution adjustments, a number of shares of our common stock having a then-current market value of twice the exercise price. In other words, each right would entitle its registered holder to purchase $200.00 worth of common stock for $100.00.
      Subject to certain limitations, the rights are redeemable at our option, at any time prior to the earlier of the stock acquisition date or December 31, 2006, for $0.01 per right, subject to adjustment, payable in cash or shares of our common stock. Generally, the decision to redeem requires the concurrence of a majority of the continuing directors. In the event a majority of our board of directors is changed by vote of the common stockholders, the rights shall not be redeemable for a period of ten business days after the date that the new directors take office. Moreover, no redemption will occur if any tender or exchange offer then outstanding is not kept open for the ten business day period.
      The purchase price payable, and the number of shares of Series A preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of stock dividends on, and subdivisions, combinations or reclassification of, the shares of common stock prior to the rights distribution date, and in other specified events.
      Our board of directors may further amend or restate the rights agreement in any manner prior to the rights distribution date. After the rights distribution date, our board of directors may amend the rights agreement only (1) to cure ambiguities, (2) to correct or supplement any provision that is defective or inconsistent with other provisions, (3) to shorten or lengthen any time period, subject to limitations or (4) if the amendment does not adversely affect the interests of the rights holders and does not relate to any principal economic term of the rights. Holders of our common stock on the applicable record date are entitled to share ratably in any dividends as may be declared from time to time by our board of directors out of funds legally available therefor, subject to the rights of the holders of any series of preferred stock.
Other Provisions of Delaware Law Affecting Holders
      Generally, Section 203 of the Delaware General Corporation Law, referred to in this prospectus as the “DGCL,” prohibits a publicly held Delaware corporation from engaging in a broad range of “business combinations” with an “interested stockholder” (defined generally as a person owning 15% of more of a corporation’s outstanding voting stock) for three years following the time the person became an interested stockholder unless (1) before the person becomes an interested stockholder, the transaction resulting in the person becoming an interested stockholder or the business combination is approved by our board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer) or (3) at or subsequent to the time the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock excluding shares owned by the interested stockholders.
      Our certificate of incorporation limits personal liability for directors to the fullest extent permitted under the DGCL. Section 102(b)(7) of the DGCL permits a corporation to eliminate or limit the personal liability of a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (3) under Section 174 of the DGCL relating to unlawful payment of dividends, stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit.
      Under Section 145 of the DGCL, our directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, referred to in this prospectus as a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to us.
      Our certificate of incorporation and bylaws provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, (1) indemnify any and all persons whom we shall have power to indemnify under that section from and against any and all of the expenses, liabilities or other matters referred to in or covered by that section and (2) advance related expenses to the indemnified persons. The indemnification and advancement of expenses provided for by the DGCL is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices, and continues after a person ceases to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of indemnified persons.

      We have also entered into indemnification agreements with directors and officers. The indemnification agreements provide for indemnification to the fullest extent permitted by the laws of the State of Delaware and obligate us to provide the maximum protection allowed under Delaware law. In addition, the indemnity agreements supplement and increase that protection.
Description of Preferred Stock
      Our board of directors may, without action by the stockholders, issue up to 4,995,250 authorized and unissued shares of preferred stock in one or more series, designate the number of shares constituting any series, and fix, by resolution, the rights, preferences and limitations of each series. In some cases, the issuance of preferred stock could delay, defer or prevent a change in control of us and make it harder to remove present management, without further action by our stockholders. Under some circumstances, preferred stock could also decrease the amount of earnings and assets available for distribution to holders of our common stock if we liquidate or dissolve and could restrict or limit dividend payments to holders of our common stock. We currently have no shares of preferred stock outstanding.
Description of Warrants to Purchase Common Stock
      On May 21, 2006, the 555,161 common stock purchase warrants with an exercise price of $9.33 that we had issued in connection with the issuance of our Series B preferred stock expired without exercise.

MATERIAL US FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of certain material US federal income tax consequences of the purchase, ownership and disposition of the notes and of the common stock into which the notes may be converted. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in the notes, and does not address certain tax rules that are generally assumed to be understood by investors. This summary is based on the US Internal Revenue Code of 1986, as amended, referred to in this prospectus as the “Code,” existing and proposed Treasury Regulations, administrative rulings and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This summary is limited to holders that will hold the notes and the common stock into which the notes may be converted as capital assets within the meaning of Section 1221 of the Code.
      This summary does not address the tax consequences to holders that are subject to special rules, such as financial institutions, banks, thrift institutions, real estate investment trusts, personal holding companies, regulated investment companies, insurance companies, tax-exempt entities, brokers and dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons that hold the notes in a “straddle” or as part of a “hedging,” “conversion” or constructive sale transaction, US holders (as defined below) whose functional currency is not the US dollar, and persons who have ceased to be citizens or residents of the United States. Further we do not address:

•	the US federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the notes or our common stock;

•	the US federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the notes or our common stock; or

•	any state, local or foreign tax consequences of the purchase, ownership and sale of the notes or our common stock.
      For purposes of this summary, you are a “US holder” if you are a beneficial owner of a note or share of our common stock and you are:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or of any state thereof (including the District of Columbia);

•	an estate, the income of which is subject to US federal income tax regardless of its source; or

•	a trust if a US court can exercise primary supervision over the trust’s administration and one or more US persons are authorized to control all substantial decisions of the trust (or certain other trusts that have elected to continue to be treated as US trusts).
      A non-US holder is a beneficial owner of a note or share of our common stock that is not a US holder. If a partnership or other entity treated as a partnership for US federal income tax purposes holds notes or shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the partner’s status and the activities of the partnership. If you are a partnership holding notes or shares of our common stock (or if you are a partner in such partnership), you are urged to consult your own tax advisors about the US federal income tax consequences of acquiring, owning and disposing of the notes and the shares of our common stock.
      This summary is not binding on the Internal Revenue Service, referred to in this prospectus as the “IRS.” We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. If you are considering purchasing the notes, you are urged to consult your own tax advisor with respect to the application of the US federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Tax Consequences to US Holders
      This subsection describes material US federal income tax consequences to a US holder. If you are not a US holder, this subsection does not apply to you and you should refer to “— Tax Consequences to Non-US Holders” below.
Payments of Interest
      You will generally be required to include interest in income as ordinary income at the time the interest is received or accrued, according to your method of tax accounting.
Market Discount
      If you acquire a note, other than at original issue, at a cost less than the note’s stated redemption price at maturity, the amount of such difference is treated as market discount for US federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on the note and any gain realized on disposition of a note as ordinary income to the extent of the accrued market discount not previously included in income. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note as of the time of acquisition or, at your election, under a constant yield method. If such an election is made, it will apply only to the note with respect to which it is made and may not be revoked.
      If you acquire a note at a market discount, you may also elect to include market discount in income over the remaining term of the note. Once made, this election applies to all market discount obligations acquired by you on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If you acquire a note at a market discount and do not elect to include accrued market discount in income over the remaining term of the note, you may be required to defer the deduction of a portion of the interest on an indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable disposition of the note.
      Upon the conversion of a note into our common stock, any accrued market discount on the note not previously included in income will be carried over to the common stock received upon conversion of the note, and any gain recognized upon the disposition of such common stock will be treated as ordinary income to the extent of such accrued market discount.
Amortizable Bond Premium
      If you acquire a note, other than at original issuance, at a cost greater than the amount payable at maturity, you generally will be considered to have acquired the note with amortizable bond premium for US federal income tax purposes, except to the extent such excess is attributable to the note’s conversion feature. The amount attributable to the conversion feature of a note may be determined under any reasonable method, including by comparing the note’s purchase price to the market price of a similar note without a conversion feature.
      You may elect to amortize bond premium from the acquisition date to the note’s maturity date under a constant yield method. The amount amortized in any taxable year generally is treated as an offset to interest income on the note and not as a separate deduction. If you elect to amortize bond premium, you must reduce your tax basis in the note by the amount of the premium amortized in any year. Once made, this election applies to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If you do not make an election to amortize bond premium, you will be required to include all amounts of interest as income without reduction for such premium, and such premium will either reduce the gain or increase the loss you recognize upon the taxable disposition of the note.

Sale, Exchange, Redemption or Repurchase of the Notes
      Except as set forth above under “— Market Discount” or below under “— Conversion of the Notes,” you will generally recognize gain or loss upon the sale, exchange, redemption or repurchase of a note equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received and (2) your adjusted tax basis in the note. Any gain or loss you recognize generally will be treated as a capital gain or loss (except to the extent the amount received is attributable to accrued unpaid interest not previously included in income, which will be taxable as ordinary interest income). The capital gain or loss will be long-term if your holding period is more than one year at the time of sale, exchange, redemption or repurchase and will be short-term if your holding period is one year or less. A reduced tax rate (effective for tax years through 2010) may apply to non-corporate US holders with long-term capital gains. The deductibility of capital losses is subject to certain limitations.
Conversion of the Notes
      You generally will not recognize any income, gain or loss upon conversion of the notes into our common stock except to the extent any portion of the common stock is attributable to accrued interest not previously included in income (which will be taxable as ordinary income) and except with respect to cash received in lieu of a fractional share of our common stock (which generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share). Your tax basis in the common stock received on conversion of a note will be the same as your adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share) except that your tax basis in any common stock received with respect to accrued interest on a note not previously included in income will equal the then-current fair market value of the common stock so received. Your holding period for the common stock received on conversion should generally include your holding period for the note converted, except that the holding period for any common stock received with respect to accrued interest on a note not previously included in income will commence on the day immediately following the date of conversion.
Constructive Distributions
      The conversion price of the notes will be adjusted in certain circumstances, including if (A) on any date prior to May 31, 2008, (A) (1) the VWAP of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on such date is below $6.00 (as may be adjusted) and (2) 110% of the closing sale price such date is less than or equal to $6.60 (as may be adjusted) and (B) in certain circumstances, on May 31, 2008 or May 31, 2009, and (C) a Redstone party becomes a beneficial owner of 90% or more of our stock, each as described above in “Description of the Notes.” Under Section 305(c) of the Code, a change in the conversion price that allows you to receive more shares of common stock on conversion (or in some circumstances a failure to make a change in the conversion rate) may have the effect of increasing your proportionate interest in our earnings and profits or assets, in which case, you would be treated as though you received a distribution in the form of our stock. The deemed stock distribution may, in certain circumstances, be taxable to you as a dividend or as a gain, even though you do not receive any cash, stock or other property and even if you do not convert your notes into shares of common stock. Any such taxable deemed dividends would not be eligible for a dividends-received deduction or the preferential tax rates applicable to dividends discussed below. A deemed distribution would arise, for example, if the conversion price were adjusted to compensate you for certain distributions of cash or property to our stockholders. However, a change in conversion price that simply prevents the dilution of your interests upon a stock split or other change in capital structure, if made under a bona fide, reasonable adjustment formula, would not be treated as a taxable deemed dividend. Any taxable deemed distribution will be taxable as a distribution to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gains. You are urged to consult your own tax advisor with respect to the tax consequences of any adjustment (or failure to make any adjustment) to the conversion ratio and any resulting deemed distribution.
Taxation of Distributions on Our Common Stock
      After you convert a note into our common stock, any distributions you receive in respect of our common stock will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for US federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a corporate US holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate US holder will qualify for taxation at a reduced 15% rate (effective for tax years through 2010) if the holder meets certain holding period and other applicable requirements.
Sale, Exchange or Other Disposition of Our Common Stock
      Upon a sale, exchange or other disposition of shares of our common stock, you will generally recognize capital gain or loss in an amount equal to the difference between (1) the cash proceeds and the fair market value of any property received on the sale, exchange or other disposition and (2) your adjusted tax basis in the shares of our common stock. The gain or loss will be long-term capital gain or loss if your holding period for the common stock is more than one year at the time of sale, exchange or other disposition and will be short-term if your holding period is one year or less. A reduced tax rate (effective for tax years through 2010) may apply to non-corporate US holders with long-term capital gains. The deductibility of capital losses is subject to limitations.
Tax Consequences to Non-US Holders
      This subsection describes material US federal income tax consequences to a non-US holder. If you are not a non-US holder, this subsection does not apply to you and you should refer to “— Tax Consequences to US Holders” above.
      Special rules may apply to certain non-US holders such as “controlled foreign corporations,” “passive foreign investment companies,” or, in certain circumstances, individuals who are US expatriates. If you are a non-US holder that falls within any of the foregoing categories, you should consult your own tax advisors to determine the US federal, state, local and foreign tax consequences that may be relevant to you. Further, this summary does not address all of the special rules that may be applicable to foreign partnerships or partnerships with foreign partners. If you are a partnership holding notes or shares of our common stock, you are urged to consult your own tax advisor concerning the tax, withholding and reporting rules that may apply to you.
Payments with Respect to the Notes
      Subject to the discussion below under “— Constructive Dividends,” if you are a non-US holder, all payments of principal or interest (including additional interest, if any) made to you on the notes, and any gain realized on a sale, exchange, conversion, redemption or repurchase of the notes, will be exempt from the 30% US federal withholding tax, provided that:

•	you do not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 88l(c)(3)(A) of the Code;

•	(1) you provide your name and address, and certify, under penalties of perjury, that you are not a US person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (2) you hold your notes through certain qualified foreign intermediaries and you satisfy the certification requirements of applicable Treasury Regulations; and

•	in the case of a sale, exchange, conversion, redemption or repurchase of the notes:

•	if you are an individual non-US holder, you are present in the United States for less than 183 days in the taxable year of disposition; and

•	your holding of the notes is not effectively connected with the conduct of a trade or business in the United States.
      If you cannot satisfy the requirements described above with respect to interest payments, payments of interest will be subject to the 30% US federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.
      If you are engaged in a trade or business in the United States and interest on a note or gain realized from the sale, exchange, conversion, repurchase or redemption of the note is effectively connected with the conduct of that trade or business, you will be subject to US federal income tax (but not the 30% withholding tax if you provide a Form W-8ECI as described above) on that interest or gain on a net income basis in the same manner as if you were a US person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest or gain will be included in the earnings and profits of a foreign corporation. An individual non-US holder who is in the United States for more than 183 days in the taxable year that the note is sold, exchanged, redeemed or repurchased and meets certain other conditions, will be subject to a flat 30% US federal income tax on the gain derived, which may be offset by US-source capital losses, even though the holder is not considered a resident of the United States.
Payments on Common Stock
      Any dividends paid to a non-US holder with respect to the shares of our common stock will be subject to withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. Dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a US permanent establishment, however, are not subject to the withholding tax, but instead are subject to US federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
      A non-US holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of US withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Constructive Dividends
      Under certain circumstances, a non-US holder may be deemed to have received a constructive dividend resulting from certain adjustments, or failure to make adjustments, to the number of shares of our common stock to be issued upon conversion. Any constructive dividend deemed paid to a non-US holder will be subject to withholding at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-US holder who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. It is possible that US federal tax on the constructive dividend would be withheld from interest paid to the non-US holder of the notes. A non-US holder who is subject to withholding tax under such circumstances is urged to consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.
Sale, Exchange or Redemption of Notes or Shares of Common Stock
      Any gain realized upon the sale, exchange, redemption or other disposition of notes or a share of our common stock generally will not be subject to US federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States or, where a tax treaty applies, is attributable to a US permanent establishment; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.
      An individual non-US holder described in the first bullet point above will be subject to US federal income tax on the net gain derived from the sale. An individual non-US holder described in the second bullet point above will be subject to a flat 30% US federal income tax on the gain derived from the sale, which may be offset by US-source capital losses, even though the holder is not considered a resident of the United States. A non-US holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated US federal income tax rates and, in addition, may be subject to a “branch profits tax” at a 30% rate or a lower rate if so specified by an applicable income tax treaty.
Backup Withholding and Information Reporting
      If you are a US holder of notes or shares of our common stock, information reporting requirements generally will apply to all payments we make to you and the proceeds from a sale of a note or share of our common stock made to you, unless you are an exempt recipient such as a corporation. If you fail to supply your correct taxpayer identification number, under-report your tax liability or otherwise fail to comply with applicable US information reporting or certification requirements, the IRS may require us to backup withhold US federal income tax at the rate set by Section 3406 of the Code (currently 28%) from those payments.
      In general, if you are a non-US holder, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a US person and you have given us the certification described under “— Tax Consequences to Non-US Holders — Payments with Respect to the Notes.” In addition, if you are a non-US holder, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or share of our common stock within the United States or conducted through certain US-related financial intermediaries, if the payor receives the certification described above under “— Tax Consequences to Non-US Holders — Payments with Respect to the Notes” and does not have actual knowledge or reason to know that you are a US person, as defined under the Code, or you otherwise establish an exemption.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your US federal income tax liability provided the required information is furnished to the IRS.

SELLING SECURITYHOLDERS
      The notes were originally issued by us and sold to Banc of America Securities LLC, to whom we refer to in this prospectus as the “initial purchaser,” in a transaction exempt from the registration requirements of the federal securities laws. The initial purchaser resold the notes to persons reasonably believed by it to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling securityholders, which term includes their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of common stock issuable upon conversion of the notes. Set forth below are the names of each selling securityholder, the principal amount of the notes that may be offered by such selling securityholder pursuant to this prospectus and the number of shares of common stock into which the notes are convertible, each to the extent known to us as of the date of this prospectus. Unless set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years. Further, each selling securityholder purchased its notes in the ordinary course of business and at the time of the purchase of the notes, had no agreements or understandings, directly or indirectly, with any person to distribute the notes or the common stock into which the notes are convertible.
      Any or all of the notes or common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any particular sale. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which the information regarding their notes was provided in transactions exempt from the registration requirements of the Securities Act.

	Aggregate
	Principal
	Amount of	Percentage of	Common Stock	Common Stock
	Notes that	Notes	Owned Prior to	Registered
Name	May Be Sold	Outstanding	Conversion	Hereby(1)

Amaranth LLC(2)(3)	$15,000,000	20.0%	50,000	2,519,920
Aristeia International Limited(4)	4,400,000	5.9	—	739,177
Aristeia Partners LP(5)	600,000	*	—	100,797
Citadel Equity Fund Ltd.(2)(6)	20,000,000	26.7	(7)	3,359,894
Highbridge International LLC(8)	15,000,000	20.0	—	2,519,920
Magnetar Capital Master Fund, Ltd(9)	15,000,000	20.0	—	2,519,920
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited(10)	1,778,000	2.4	(11)	298,694
UBS O’Connor f/b/o O’Connor Global Convertible Arbitrage II Master Limited(10)	222,000	*	(12)	37,295
UBS O’Connor LLC f/b/o O’Connor Global Convertible Bond Master Limited(10)	250,000	*	(13)	41,999
UBS O’Connor LLC f/b/o O’Connor Pipes Corporate Strategies Master Limited(10)	250,000	*	(14)	41,999
All other holders of notes or future transferees, pledgees, donees or successors of any such holders(15)	2,500,000	3.3	(16)	419,987

*	Less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 167.9947 shares of common stock per $1,000 principal amount of the notes. This conversion rate is the maximum adjusted rate at which the notes may convert as described under “Description of the Notes — Conversion Rights.” As a result, the actual amount of common stock issuable upon conversion of the notes may be less than the amounts indicated.

(2)	This selling securityholder is an affiliate of a broker-dealer.

(3)	Amaranth Advisors L.L.C., the Trading Advisor for this selling securityholder, exercises dispositive powers with respect to the notes of this selling securityholder. Amaranth Advisors L.L.C. has designated authorized signatories who will sign on behalf of the selling securityholder. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.

(4)	Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar.

(5)	Aristeia Advisors LLC is the general partner of Aristeia Partners LP. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar.

(6)	Citadel Limited Partnership is the trading manager of Citadel Equity Fund Ltd. and has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. controls Citadel Limited Partnership. Kenneth C. Griffin controls Citadel Investment Group and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Limited Partnership, Citadel Investment Group and Mr. Griffin each disclaim beneficial ownership of the notes held by this selling securityholder.

(7)	This selling securityholder owns $12,200,000 principal amount of Midway’s Series 2025 Notes, which are convertible into 1,342,582 shares of common stock, assuming a conversion rate of 110.0477 shares of common stock per $1,000 principal amount of Series 2025 Notes.

(8)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and consequently has voting control and investment discretion over securities held by Highbridge International. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by this selling securityholder.

(9)	Magnetar Financial LLC is the investment advisor of this selling securityholder and consequently has voting control and investment discretion over securities held by it. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Capital Master Fund, Ltd. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of the securities held by this selling securityholder.

(10)	This selling securityholder is a fund which cedes investment control to its investment manager, UBS O’Connor LLC. The investment manager makes all investment and voting decisions. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG which is listed and traded on the NYSE.

(11)	This selling securityholder owns $2,730,000 principal amount of Midway’s Series 2025 Notes, which are convertible into 300,430 shares of common stock, assuming a conversion rate of 110.0477 shares of common stock per $1,000 principal amount of Series 2025 Notes.

(12)	This selling securityholder owns $520,000 principal amount of Midway’s Series 2025 Notes, which are convertible into 57,225 shares of common stock, assuming a conversion rate of 110.0477 shares of common stock per $1,000 principal amount of Series 2025 Notes.

(13)	This selling securityholder owns $750,000 principal amount of Midway’s Series 2025 Notes, which are convertible into 82,536 shares of common stock, assuming a conversion rate of 110.0477 shares of common stock per $1,000 principal amount of Series 2025 Notes.

(14)	This selling securityholder owns $500,000 principal amount of Midway’s Series 2025 Notes, which are convertible into 55,024 shares of common stock, assuming a conversion rate of 110.0477 shares of common stock per $1,000 principal amount of Series 2025 Notes.

(15)	Information about other selling securityholders will be set forth in supplements or amendments to this prospectus, if required.

(16)	Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock issuable upon conversion of the notes.
     The preceding table has been prepared based upon information furnished to us by the selling securityholders named in the table. From time to time, additional information concerning ownership of the notes and common stock may be known by certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholders may change over time. Any changed information will be set forth in supplements or amendments to this prospectus.

PLAN OF DISTRIBUTION
      The notes and the common stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the common stock covered by this prospectus. We expect that our expenses for this offering, including primarily filing fees and legal expenses, will be approximately $128,000.
      We will not receive any of the proceeds from the offering of the notes or the common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the notes and common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the notes or the common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the notes and the common stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the notes or common stock offering will be the purchase price of such notes or common stock less discounts and commissions, if any.
      The notes and the common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.
      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
      In connection with sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.
      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. It is possible that selling securityholders may decide not to sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, the selling securityholders may transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.
      Our outstanding common stock is listed for trading on the NYSE.
      The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any commission received by such broker-dealers, agents or underwriters and any profit on the resale of the notes of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, in connection with any resales of the notes, selling securityholders must deliver a prospectus meeting the requirements of the Securities Act. Selling securityholders may fulfill their prospectus delivery requirements with respect to the notes with this prospectus.

      The notes were issued and sold on May 30, 2006 in a transaction exempt from the registration requirements of the federal securities laws to the initial purchaser. We have agreed to indemnify the initial purchaser, the directors, officers, partners, employees, representatives and agents of the initial purchaser and each selling securityholder including each person, if any, who controls any of them within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each selling securityholder has agreed severally and not jointly, to indemnify us, our directors and officers and each person, if any, who controls us within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against certain liabilities arising under the Securities Act.
      The selling securityholders and any other persons participating in the distribution will be subject to certain provisions under the federal securities laws, including Regulation M, which may limit the timing of purchases and sales of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.
      We have agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until May 30, 2008, or the earlier of (1) the sale pursuant to the registration statement of all the securities registered thereunder and (2) the expiration of the holding period applicable to such securities held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions in which case we may prohibit offers and sales of notes and common stock pursuant to the registration statement to which this prospectus relates.
LEGAL MATTERS
      The validity of the notes and the shares of common stock issuable upon conversion of the notes will be passed upon for us by Jones Day, Chicago, Illinois.
EXPERTS
      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
      We file periodic reports, proxy statements and other information with the Commission in accordance with the requirements of the Exchange Act. We make our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and any amendments to such reports available free of charge through our corporate website at www.midway.com as soon as reasonably practicable after we file any such report with the Commission. Our filings with the Commission also are available to the public over the internet at the Commission’s website at http://www.sec.gov. You may also read and copy any document we file with the Commission at the Commission’s Public Reference Room at Room 1580, 100 F. Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also read copies of reports, proxy statements and other documents at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
      Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, we will furnish to the holders of notes within 15 days after we are or would have been required to file such with the Commission:

•	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and, with respect to the annual information only, a report thereon by our certified independent accountants; and

•	all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.
      In addition, whether or not required by the rules and regulations of the Commission, we will (1) file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) on or prior to the respective dates by which we would be required to file such documents if we were so subject and (2) make such information available to securities analysts and prospective investors upon request.
      Any such request should be directed to Investor Relations, Midway Games Inc., 2704 West Roscoe Street, Chicago, Illinois 60618; Telephone: (773) 961-2222.

INCORPORATION BY REFERENCE
      We “incorporate by reference” in this prospectus information we file with the Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information we later file with the Commission prior to the consummation of the offering will automatically modify, update or supersede information in this prospectus, in a supplement to this prospectus or in a document incorporated or deemed to be incorporated by reference herein. Any statement so modified, updated or superseded shall not be deemed, except as so modified, updated or superseded, to constitute a part of this prospectus.
      We incorporate by reference the following documents that we filed with the Commission:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006;

•	Current Reports on Form 8-K filed on May 24, 2006, May 30, 2006, July 14, 2006 and August 1, 2006;

•	Definitive Proxy Statement for our Annual Meeting of Stockholders filed with the Commission on April 28, 2006; and

•	the description of our common stock and accompanying rights contained in our registration statement on Form 8-A/ A, Amendment No. 4 filed on October 16, 2003.
      We also incorporate by reference all future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after (1) the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) the date of this prospectus and prior to the completion of this offering. Those documents will become a part of this prospectus from the date that the documents are filed with the Commission.
      We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus. Requests should be directed to: Investor Relations, Midway Games Inc., 2704 West Roscoe Street, Chicago, Illinois 60618; Telephone: (773) 961-2222.
      You should rely only on the information contained in or incorporated by reference in this prospectus. Neither we nor the selling securityholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling securityholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date hereof only. Our business, results of operations, financial condition and prospects may change after that date.

$75,000,000
7.125% Convertible Senior Notes due 2026

Prospectus
               , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The table below itemizes the expenses payable by the Registrant in connection with the registration and issuance of the securities being registered hereunder. The Registrant will bear all expenses of this offering. All amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee or Offset	$8,025
Accounting Fees and Expenses	10,000
NYSE Listing Application Fee	5,000
Legal Fees and Expenses	100,000
Miscellaneous	4,975

Total	$128,000

Item 15.	Indemnification of Directors and Officers.
      The Registrant’s authority to indemnify its officers and directors is governed by the provisions of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), by the Amended and Restated Bylaws of the Registrant (the “Bylaws”), by the Amended and Restated Certificate of Incorporation of the Registrant (the “Certificate of Incorporation”) and by indemnification agreements entered into with the directors and officers (the “Indemnity Agreements”).
      Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the Registrant’s best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable the Registrant.
      The Certificate of Incorporation and Bylaws of the Registrant provide that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, (i) indemnify any and all persons whom the Registrant shall have power to indemnify under that section, and (ii) advance related expenses to the indemnified persons. The indemnification and advancement of expenses provided for by the DGCL is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices, and continues after a person ceases to be a directors, officer, employee or agent and inures to the benefits of the heirs, executors and administrators of indemnified persons. In addition, the Certificate of Incorporation provides for the elimination of personal liability of directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL, as amended and supplemented.
      The Indemnity Agreements provide for indemnification of officers and directors to the fullest extent permitted by the laws of the State of Delaware, and obligate the Registrant to provide the maximum protection allowed under Delaware law. In addition, the Indemnity Agreements supplement and increase that protection.
      The Registrant has purchased an insurance policy that provides coverage for losses of up to an aggregate amount of $20 million arising from claims made against the directors or officers for any actual or alleged wrongful act in their capacities as directors or officers of the Registrant. The coverage only applies, however, if indemnity is not available pursuant to the provisions described above.

Item 16.	Exhibits.
      The following exhibits are being furnished herewith or incorporated by reference herein:

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant dated October 25, 1996, incorporated herein by reference to the Registrant’s Registration Statement on Form S-1, as amended, File No. 333-11919, initially filed on September 13, 1996 and effective October 29, 1996 (the “S-1 Registration Statement”).
4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant dated February 25, 1998, incorporated herein by reference to the Registrant’s Registration Statement on Form 8-A/A, Amendment No. 1, filed on April 20, 1998.
4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant dated August 5, 2003, incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.
4.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant dated February 17, 2004, incorporated herein by reference to the Registrant’s Registration Statement on Form S-3, File No. 333-113077, initially filed on February 25, 2004.
4.5	Amended and Restated By-laws of the Registrant, incorporated herein by reference to the Registrant’s Registration Statement on Form S-3, File No. 333-116334, initially filed on June 10, 2004.
4.6	Third Amended and Restated Rights Agreement, dated as of October 14, 2003, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 15, 2003.
4.7	Indenture, dated as of May 30, 2006, between the Registrant and Wells Fargo Bank, National Association, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on May 30, 2006.
4.8	Registration Rights Agreement, dated as of May 30, 2006, between the Registrant and Banc of America Securities LLC, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on May 30, 2006.
5.1	Opinion of Jones Day.
23.1	Consent of Jones Day (contained in the opinion filed as Exhibit 5.1 hereto).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (contained on the signature page hereto).
25.1	Form of T-1 Statement of Eligibility of the Trustee under the Indenture.

Item 17.	Undertakings.
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that clauses (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in the post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 3rd day of August, 2006.

MIDWAY GAMES INC.

By:	/s/ David F. Zucker

David F. Zucker
President and Chief Executive Officer
Power of Attorney
      Each person whose signature to this Registration Statement appears below hereby appoints David F. Zucker, Thomas E. Powell and Deborah K. Fulton, and each of them acting singly, as his attorney-in-fact, to sign on his behalf individually and in the capacity stated below (i) any and all amendments (including post-effective amendments), supplements and additions to this registration statement, (ii) any and all registration statements relating to an offering contemplated pursuant to Rule 415 of the Securities Act of 1933, as amended, and (iii) any and all registration statements filed pursuant to Rule 462 under the Securities Act, of Midway convertible senior notes and common stock and any and all amendments (including post-effective amendments), supplements and additions thereto, and to file each of the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ David F. Zucker David F. Zucker	August 3, 2006	President and Chief Executive Officer (Principal Executive Officer)

/s/ Thomas E. Powell Thomas E. Powell	August 3, 2006	Executive Vice President — Finance, Treasurer and Chief Financial Officer (Principal Financial Officer)

/s/ James R. Boyle James R. Boyle	August 3, 2006	Vice President — Finance, Controller, Chief Accounting Officer and Assistant Treasurer (Principal Accounting Officer)

/s/ William C. Bartholomay William C. Bartholomay	August 3, 2006	Director

Signature	Date	Title

/s/ Peter C. Brown Peter C. Brown	August 3, 2006	Director

/s/ Joseph A. Califano, Jr. Joseph A. Califano, Jr.	August 3, 2006	Director

/s/ Kenneth D. Cron Kenneth D. Cron	August 3, 2006	Director

/s/ Shari E. Redstone Shari E. Redstone	August 3, 2006	Director

/s/ Ira S. Sheinfeld Ira S. Sheinfeld	August 3, 2006	Director

/s/ Robert J. Steele Robert J. Steele	August 3, 2006	Director

/s/ Robert N. Waxman Robert N. Waxman	August 3, 2006	Director

EXHIBIT INDEX

Exhibit
No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant dated October 25, 1996, incorporated herein by reference to the Registrant’s Registration Statement on Form S-1, as amended, File No. 333-11919, initially filed on September 13, 1996 and effective October 29, 1996 (the “S-1 Registration Statement”).
4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant dated February 25, 1998, incorporated herein by reference to the Registrant’s Registration Statement on Form 8-A/ A, Amendment No. 1, filed on April 20, 1998.
4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant dated August 5, 2003, incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.
4.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant dated February 17, 2004, incorporated herein by reference to the Registrant’s Registration Statement on Form S-3, File No. 333-113077, initially filed on February 25, 2004.
4.5	Amended and Restated By-laws of the Registrant, incorporated herein by reference to the Registrant’s Registration Statement on Form S-3, File No. 333-116334, initially filed on June 10, 2004.
4.6	Third Amended and Restated Rights Agreement, dated as of October 14, 2003, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 15, 2003.
4.7	Indenture, dated as of May 30, 2006, between the Registrant and Wells Fargo Bank, National Association, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on May 30, 2006.
4.8	Registration Rights Agreement, dated as of May 30, 2006, between the Registrant and Banc of America Securities LLC, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on May 30, 2006.
5.1	Opinion of Jones Day.
23.1	Consent of Jones Day (contained in the opinion filed as Exhibit 5.1 hereto).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (contained on the signature page hereto).
25.1	Form of T-1 Statement of Eligibility of the Trustee under the Indenture.